Exhibit 10.1

ASSET PURCHASE AGREEMENT
between
FH Holding, Inc., as Purchaser,
Fleetwood Enterprises, Inc., as ParentCo and a Seller
and
The Other Sellers Listed on the Signature Page(s) Hereto
Dated as of July 21, 2009

SCHEDULES

Schedule 1.1(a)	Assumed Contracts
Schedule 1.1(c)	Transferred IP
Schedule 1.1(d)	Equipment
Schedule 1.1(e)	Personal Property
Schedule 1.1(g)	Transferred Permits
Schedule 1.1(i)	Transferred IT and Telephone Systems

(iii)

Schedule 1.1(l)	Other Transferred Assets
Schedule 1.1(o)	Claims of Sellers Related to Transferred Assets and Assumed Liabilities
Schedule 1.1(p)	Transferred Licensed Computer Software
Schedule 1.2(c)	Certain Excluded Assets
Schedule 1.2(e)	Excluded IP
Schedule 1.3(b)	Pre-Petition Volume Incentive Program Accruals
Schedule 1.3(c)	Seller Plants
Schedule 2.7	Title Policies
DISCLOSURE SCHEDULES

Schedule 3.4	Compliance with Laws
Schedule 3.5	Permits
Schedule 3.6(a)	Specified Contracts
Schedule 3.7(a)	Owned Real Properties
Schedule 3.8	Environmental Matters
Schedule 3.9(a)	Specified Intellectual Property
Schedule 3.9(b)	Specified Licenses
Schedule 3.9(c)	Intellectual Property Infringement
Schedule 3.9(d)	Intellectual Property Defaults
Schedule 3.10	Litigation
Schedule 3.13(b)	Employee Grievances
Schedule 3.15	Product Liability; Product Warranties
Schedule 3.16	Absence of Certain Developments
Schedule 3.18	Brokers
EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Assignment of Intangible Property
Exhibit D	Form of Transition Services
Exhibit E	Co-Existence Assignment and Assumption Agreement
Exhibit F	Bidding Procedures Order
Exhibit G	Form of Sale Approval Order
Exhibit H	Product Warranties

(iv)

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 21, 2009, by and between Fleetwood Enterprises, Inc., a Delaware corporation (“ParentCo” ), and each of its direct or indirect subsidiaries listed on the signature page(s) hereto (together with ParentCo, each a “Seller” and collectively the “Sellers”), and FH Holding, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used are defined or cross-referenced in Section 9.1.
Recitals
     WHEREAS, on March 10, 2009 (the “Petition Date”), ParentCo and certain of its Affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Central District of California, Riverside Division (the “Bankruptcy Court”). ParentCo’s bankruptcy case is being jointly administered with those of certain of its Affiliates under Case No. 09-14254-MJ (such case, together with all cases so jointly administered, being collectively referred to herein as the “Bankruptcy Case”);
     WHEREAS, the Sellers are engaged in the business of the design, production, marketing, sale and servicing of manufactured homes (other than military homes), to the extent conducted at Sellers’ plants known as Plant 4, Plant 7, Plant 8, Plant 12-1, Plant 12-3/98, Plant 19-2, Plant 27-2 and Plant 48, each of which is more specifically described in Schedule 3.7(a) (the “Business”);
     WHEREAS, the Purchaser desires to purchase certain assets of the Sellers and to assume certain Liabilities of the Sellers, and the Sellers desire to sell such assets to the Purchaser and to assign such Liabilities to the Purchaser, all on the terms and conditions set forth in this Agreement and in accordance with sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code;
     WHEREAS, the Transferred Assets will be sold pursuant to an order of the Bankruptcy Court approving such sale under section 363 of the Bankruptcy Code, and such sale will include the assumption by the Seller and concurrent assignment to the Purchaser of the Assumed Contracts under section 365 of the Bankruptcy Code and the terms and conditions of this Agreement; and
     WHEREAS, the Sellers desire to sell the Transferred Assets, including assigning the Assumed Contracts, to further their reorganization efforts and to enable them to consummate a plan of reorganization in the Bankruptcy Case.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement
1. Purchase and Sale
     1.1 Assets to Be Transferred. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to the Purchaser, and the Purchaser shall purchase, assume and accept from the Sellers, all right, title and interest in and to all of the Sellers’ properties, assets and rights specifically set forth below, other than the Excluded Assets (such rights, title and interests in and to such assets, properties and rights being collectively referred to herein as the “Transferred Assets”), in accordance with, and with all of the protections afforded by, sections 363 and 365 of the Bankruptcy Code:
          (a) all Contracts listed on Schedule 1.1(a), to the extent assumed and assigned in accordance with Section 1.10 (collectively, the “Assumed Contracts”);
          (b) all Owned Real Properties, together in each case with the Sellers’ right, title and interest in and to all structures, facilities, fixtures and improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing;
          (c) all Intellectual Property used exclusively in the Business or related exclusively to the Transferred Assets, to the extent assignable or otherwise transferable, to the extent listed on or described in Schedule 1.1(c), together with all income, royalties, damages and payments due or payable to any Seller or Affiliate thereof as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world) and all copies and tangible embodiments of any such Intellectual Property in the Sellers’ possession or control (collectively, the “Transferred IP”);
          (d) all machinery, tools, tooling, equipment, parts, spare parts, vehicles and similar tangible personal property, together with any express or implied warranty (to the extent transferable) given by any manufacturer or seller of any item or component part thereof and all maintenance records and other documents relating thereto), wherever located, used by any Seller exclusively in the conduct of the Business, including those items listed on Schedule 1.1(d), except for any such items on Schedule 1.1(d) disposed of in the ordinary course of business prior to the date hereof (the “Equipment”);
          (e) all leasehold improvements, trade fixtures, signage, furniture, furnishings, appliances, personal computer equipment and peripherals (excluding such equipment located at ParentCo’s corporate offices in Riverside, California, the transfer of which is exclusively governed by Section 1.1(i)), office equipment and supplies and similar tangible personal property, together with any express or implied warranty (to the extent transferable), wherever located, used by any Seller exclusively in the conduct of the Business, including those items listed on Schedule 1.1(e), except for any such items on Schedule 1.1(e) disposed of in the ordinary course of business prior to the date hereof (together with the Equipment, the “Tangible Personal Property”);

          (f) all raw materials, work-in-progress, finished goods and semi-finished goods, supplies, packaging materials and other inventories, wherever located, used or produced by any Seller, to the extent exclusively used in the conduct of the Business, as the same exists on the Closing Date (the “Inventory”);
          (g) all Permits and all pending applications therefor or renewals thereof relating exclusively to the Business or any of the Transferred Assets, to the extent listed on Schedule 1.1(g), in each case to the extent assignable or otherwise transferable at Purchaser’s expense in accordance with their respective terms or under applicable Law (the “Transferred Permits”);
          (h) originals or copies of all data, databases and records (whether in print, electronic or other format) related primarily to the operation of the Business or the ownership or use of the Transferred Assets or the Assumed Liabilities, including all books of account, general, financial, accounting, engineering and legal records, unit and house files, invoices, customers’ and suppliers’ lists and records (including account histories), mailing lists, e-mail address lists, other distribution lists, inventory and supply managements records, engineering designs and related approvals of Governmental Bodies, self-regulatory organizations, and trade associations, billing records, sales and promotional literature, creative materials, research and development reports and records, production reports and records, employee health and safety records, reports and logs for the Owned Real Properties (including OSHA reports and logs), service and warranty records, product recall or withdrawal records, equipment logs, operating guides and manuals, correspondence files relating exclusively to the Business (including correspondence with customers, suppliers, landlords, tenants, licensors, licensees, Governmental Bodies and legal, accounting and other professional advisors (except, in the case of legal correspondence, any correspondence constituting privileged communication between any Seller and its legal counsel)), Permits included in the Transferred Assets, Purchase Orders (both those included in the Transferred Assets and, to the extent retained by any Seller, historic Purchase Orders) and Assumed Contracts, but excluding any records of the Sellers described in Section 1.2 (the “Books and Records”);
          (i) (i) the telephone (landline and mobile) and facsimile numbers listed under Part 1 of Schedule 1.1(i), (ii) subject to Section 5.16, all computer hardware and peripherals, telephone systems and data systems used by any Seller at any Owned Real Property exclusively in the conduct of the Business, including those items listed under Part 2 of Schedule 1.1(i), except for any such items listed under Part 2 of Schedule 1.1(i) disposed of in the ordinary course of business prior to the date hereof, and (iii) subject to Section 5.16, the computer hardware and peripherals, telephone systems and data systems used by Sellers listed or described under Part 3 of Schedule 1.1(i);
          (j) all credits, deposits (including security or other deposits under any real property lease included in the Assumed Contracts), prepaid expenses, claims for refunds (excluding Tax refunds) and other similar financial assets, in each case, to the extent exclusively related to the Business and included in current assets for purposes of the Net Working Capital;

          (k) any Account Receivable that is aged thirty (30) days or less from the date of invoice (or equivalent payment due notice) as of the Effective Time, and all proceeds of the foregoing, except for any such Account Receivable (and related proceeds) that is owing by an account debtor that is bankrupt, in receivership or insolvent or has ceased to conduct business or is disputing such Account Receivable;
          (l) all other properties, assets or rights of the Sellers or any of their Affiliates, if any, listed on Schedule 1.1(l);
          (m) going concern value and goodwill with respect to the Transferred Assets and the Business;
          (n) all insurance benefits, including rights and proceeds (i) to the extent relating to any damage to or destruction or other loss of any of the Transferred Assets or other event affecting the Business, in any such case occurring from and between the date hereof and the Closing Date, whether received or receivable by or on behalf of any Seller on or after the date hereof, unless expended on repairing or replacing any such Transferred Asset before the Closing Date, and (ii) paid or payable under any Seller insurance policy with respect to any Warranty Liabilities assumed by the Purchaser pursuant to Section 1.3(c);
          (o) claims of the Sellers (or any of them) against any Person relating to the Transferred Assets, the Assumed Liabilities or the Business, solely to the extent listed or described on Schedule 1.1(o) and not constituting a Pre-Closing Claim;
          (p) subject to Section 5.15, the licensed Computer Software listed or described on Schedule 1.1(p), solely to the extent assignable at Purchaser’s sole expense; and
          (q) all Purchase Orders existing and outstanding on the Closing Date and any additional Contracts to be transferred to Purchaser pursuant to Section 5.1(a).
     1.2 Excluded Assets. The Sellers are not selling, and the Purchaser is not purchasing, any assets other than those specifically set forth in Section 1.1, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Sellers (including all of the Sellers’ right, title and interest therein and thereto), all of which shall be retained by the Sellers (collectively, the “Excluded Assets”):
          (a) except as provided in Section 1.1(j), all of the Sellers’ cash, bank deposits and cash equivalents;
          (b) all of the Sellers’ bank accounts;
          (c) all of the assets of the Sellers, if any, listed or described in Schedule 1.2(c);
          (d) all of the Contracts of any Seller, except the Assumed Contracts;
          (e) except as specifically listed or referred to in Schedule 1.1(c), all Intellectual Property not used exclusively in or related exclusively to the Business, including,

but not limited to, all trademarks, service marks, logos, slogans, trade names, and corporate names (and all translations, adaptations, derivations and combinations of the foregoing) and internet domain names, incorporating “Fleetwood Motor Homes,” brand names of the ParentCo’s recreational vehicle products, “Fleetwood Enterprises” or “Fleetwood Travel Trailers” or products of the travel trailer division, or any derivations therefrom together with all income, royalties, damages and payments due or payable (and all goodwill associated with any of the foregoing), and any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property in the Sellers’ possession or control, including all Intellectual Property listed on or described in Schedule 1.2(e) (the “Excluded IP”);
          (f) except as provided in Section 1.1(n) or Section 5.14, all insurance policies relating to the Business and rights, claims or causes of action thereunder;
          (g) all rights of the Sellers under this Agreement and any other Closing document entered into or executed by the Sellers (or any of them) in connection with the transactions contemplated hereby;
          (h) all IT Systems and Computer Software, except for any such items that (i) are referred to in Section 1.1(i), or (ii) constitute a Transferred Asset pursuant to Section 1.1(p);
          (i) any interest or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending prior to the Closing Date;
          (j) all corporate books and records, Tax Returns, board minutes and organizational documents of the Sellers, and any other records that any Seller is required to retain by Law (except that copies of such retained records shall be provided to the Purchaser at Closing if such records would otherwise constitute a Transferred Asset pursuant to Section 1.1(h)), all information held by any Seller prohibited from being transferred or disclosed pursuant to applicable Law, all privileged communications or information of any Seller (including any attorney work product), all non-public information primarily related to or prepared in connection with the Bankruptcy Case, and the Sellers’ books and records relating to any Excluded Assets;
          (k) any Account Receivable that is aged more than thirty (30) days from the date of invoice (or equivalent payment due notice) as of the Effective Time or that is otherwise owing by an account debtor that is bankrupt, in receivership or insolvent or has ceased to conduct business or is disputing such Account Receivable;
          (l) all notes receivable due to any Seller that are not Accounts Receivable and that arose or arise out of the operation of the Business prior to the Closing, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
          (m) all of the rights and claims of the Sellers to avoidance actions available to any Seller under chapter 5 of the Bankruptcy Code, of whatever kind or nature, including avoidance actions under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code,

and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing; and
          (n) the equity securities or other ownership interest of any Seller or the Sellers’ Affiliates.
     1.3 Assumed Liabilities. At the Closing, the Purchaser shall assume and in due course pay, discharge, perform or otherwise fully satisfy in accordance with their respective terms the following Liabilities of the Sellers exclusively arising out of, relating to or otherwise in respect of the Business or the Transferred Assets (the “Assumed Liabilities”):
          (a) all Liabilities of the Sellers under the Assumed Contracts, the other Contracts referred to in Section 1.1(q) and the Transferred Permits (to the extent assigned hereunder) to be performed on or after, or in respect of periods following, the Closing Date; provided, however, that such Liabilities shall not include any Liability based on or relating to any Seller’s breach or violation of any Assumed Contract, any Contract referred to in Section 1.1(q) or any Transferred Permit arising, occurring or existing before the Closing Date, other than the Cure Costs that the Purchaser agrees to pay pursuant to Section 1.3(d);
          (b) the amounts of pre-petition volume incentive program accruals of the Sellers set forth on Schedule 1.3(b), which amounts shall be paid by Purchaser to the third parties described in such schedule within thirty (30) days after the Closing Date, subject to the Sellers’s provision to the Purchaser of accurate and complete contact information for such third parties prior to or promptly following the Closing Date; provided, however, that the Purchaser’s assumed Liability under this Section 1.3(b) for purposes of the Net Working Capital shall equal $250,000.00;
          (c) all Warranty Liabilities of the Sellers with respect to (and only with respect to) products produced at any of the Seller plants listed on Schedule 1.3(c) (the “Seller Plants”); and
          (d) all pre- or post-Petition Date costs and expenses required by the Sale Approval Order to be paid to cure all monetary defaults under all applicable Assumed Contracts (the “Cure Costs”).
     1.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the parties expressly acknowledge and agree that the Purchaser shall not assume or be liable or responsible for any Liability of the Sellers related to the Business or the Transferred Assets, other than the Assumed Liabilities, except as required by applicable Law and not discharged in the Bankruptcy Case (such Liabilities being collectively referred to herein as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include (and shall not include Purchaser’s obligation to pay Cure Costs pursuant to Section 1.3(d)):
          (a) any Liability under any Assumed Contract or any Contract referred to in Section 1.1(q) that arises from or relates to (i) any breach or violation of any Seller that occurred before the Closing Date, or (ii) any outstanding obligation of any Seller that was required to have been satisfied or performed by such Seller before the Closing Date, except in either such case for the Purchaser’s obligation to pay Cure Costs;
          (b) any Liability under any Contract that is not an Assumed Contract or Contract referred to in Section 1.1(q);
          (c) any account payable of any Sellers or any predecessor or Affiliate of any Seller;
          (d) any Liability of any Seller under any note, loan, borrowing arrangement, debt financing, credit facility, capital lease (except as included in the Assumed Contracts), financial or performance guaranty, surety, indemnity or bond, or any security interest related to any of the foregoing;
          (e) except as expressly contemplated by this Agreement, any Liability for Taxes payable by or assessed against any Seller or Affiliate thereof under applicable Law;
          (f) any Environmental, Health and Safety Liability arising out of or relating to the Sellers’ operation of the Business prior to the Closing or the leasing, ownership or operation of any asset (including any real property) by any Seller or Affiliate thereof, whether or not included in the Transferred Assets;
          (g) any Liability arising out of or relating to any employee grievance or claim against any Seller (including any director, officer or other employee of such Seller), whether or not such employee involved with such grievance is a Transferred Employee;
          (h) any Liability of any Seller with respect to any of its employees or directors or any former employees or directors, including (i) any Liability arising under any Benefit Plan or any other employee program or arrangement at any time maintained, sponsored or contributed to by any of the Sellers or any predecessor or Affiliate thereof or any ERISA Affiliate, or with respect to which any of the Sellers or any predecessor or Affiliate thereof or any ERISA Affiliate has any Liability, and (ii) any Liability under any employment, severance, retention, termination or other similar agreement with any present or past employee or director of any Seller;
          (i) except for the Liabilities specifically referred to in Sections 1.3(b) and (c), any Liability relating to or arising from any Seller’s manufacture or sale of any product or performance of any service, including any Liability for death or injury to any Person or damage to property;
          (j) any Liability of any Seller to defend, indemnify, hold harmless or reimburse any Person, including any present or former employee, director, customer, vendor, contractor or agent of any Seller, except to the extent such Liability is expressly included in an Assumed Contract, and then only to the extent that such Liability arises in connection with acts, omissions, facts, events or circumstances first existing, accruing or arising on or after the Closing Date and not based on any breach or violation by any Seller prior to the Closing Date;

          (k) any Liability of any Seller arising out of or relating to (i) any past Claim or any Claim underway or pending as of the Closing Date by or against any Seller, or (ii) any Claim commenced on or after the Closing Date that relates to any act, omission, occurrence or event happening, or any fact or circumstance existing, before the Closing Date, in each case to the extent that the Liability for such act, omission, occurrence, event, fact or circumstance is not expressly included in the Assumed Liabilities; and
          (l) any Liability of any Seller arising out of or resulting from non-compliance of such Seller or any of its Affiliates with any applicable Law.
     1.5 Deposit. Concurrently with the parties’ execution and delivery of this Agreement, the Purchaser shall pay to ParentCo by wire transfer of immediately available funds to an account designated in a written notice from ParentCo to the Purchaser the sum of $2,100,000.00 (the “Deposit”), which amount shall be credited towards payment of the Closing Payment at the Closing. If the Closing does not occur and this Agreement is terminated, the Deposit shall be handled in the manner provided in Section 8.2. The Deposit shall be held by ParentCo in a segregated Debtor In Possession Account (the “Deposit Escrow Account”), until it is to be paid out in connection with the Closing or the termination of this Agreement, as applicable.
     1.6 Purchase Price. Subject to the terms and conditions hereof, in full consideration for the sale and purchase of the Transferred Assets, at the Closing, the Purchaser shall assume the Assumed Liabilities and shall pay to ParentCo, on behalf of the Sellers, $18,000,000.00 (the “Base Price”) plus the amount of positive Net Working Capital or minus the amount of negative Net Working Capital (as the case may be) as determined pursuant to Section 1.11 (collectively, the “Purchase Price”). At the Closing, the Purchaser shall pay the Base Price, as adjusted upwards or downwards (as applicable) by the Initial Net Working Capital Adjustment referred to in Section 1.11(a) and by the Closing Apportionment payable to or by the Sellers (as determined in accordance with Section 2.10) (the “Closing Payment”), as follows:
          (a) the sum of $1,000,000.00 shall be paid by wire transfer of immediately available funds to a segregated Debtor In Possession Account maintained by ParentCo (the “Adjustment Escrow Account”) to secure the Sellers’ obligation, if any, under Section 1.11(f) to pay to the Purchaser a Final Net Working Capital Adjustment amount, which funds shall remain in the Adjustment Escrow Account until the earlier of (i) the determination of the Final Net Working Capital Adjustment under Section 1.11 and the associated payment by ParentCo or the Purchaser (as applicable) of the Final Net Working Capital Adjustment amount as provided under Section 1.11(f), or (ii) one hundred five (105) days after the Closing Date (at which date such funds shall be paid to ParentCo, subject to Section 1.11(c); provided that any such payment shall not relieve ParentCo, on behalf of the Sellers, of its obligation to pay to the Purchaser any subsequently determined Final Net Working Capital Adjustment amount found to be due to the Purchaser in accordance with Section 1.11(f)); and
          (b) the balance, net of the Deposit and net of any Closing Apportionment payable to or by the Sellers (as determined in accordance with Section 2.10), shall be paid by wire transfer of immediately available funds to a bank account (or accounts) designated in a written notice from ParentCo to the Purchaser at least two (2) Business Days prior to the Closing Date.

In addition, at the Closing, ParentCo shall be entitled to release the Deposit from the Deposit Escrow Account and retain the Deposit for its own account as partial payment of the Closing Payment.
     1.7 Closing. Subject to the terms and conditions of this Agreement and the Sale Approval Order, the sale and purchase of the Transferred Assets and the assignment and assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, California at 10:00 A.M., California time, on the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 6 and 7 (other than those conditions which by their nature can only be satisfied at the Closing), or at such other place or at such other time or on such other date as ParentCo and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
     1.8 Closing Deliveries by the Sellers. At the Closing, unless otherwise waived in writing by the Purchaser, the Sellers shall deliver or cause to be delivered to the Purchaser:
          (a) a duly executed Bill of Sale substantially in the form of Exhibit A hereto;
          (b) a duly executed counterpart to the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto;
          (c) duly executed Assignment of Intangible Property substantially in the form of Exhibit C hereto;
          (d) a duly executed counterpart to the Transition Services Agreement substantially in the form of Exhibit D hereto;
          (e) a duly executed Sellers’ Certificate pursuant to Section 6.1;
          (f) a duly executed counterpart of the Co-Existence Assignment and Assumption Agreement substantially in the form of Exhibit E hereto;
          (g) a receipt for the payment of the Purchase Price; and
          (h) such other duly executed bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Purchaser, as the Purchaser may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Purchaser and to put the Purchaser in actual possession or control of the Transferred Assets.
     1.9 Closing Deliveries by the Purchaser. At the Closing, unless otherwise waived in writing by ParentCo, the Purchaser shall deliver or cause to be delivered to ParentCo or the other applicable Persons specified herein:

          (a) an amount equal to the Closing Payment, net of the Deposit and net of any Closing Apportionment payable to or by the Sellers (as determined in accordance with Section 2.10), by wire transfer of immediately available funds to the accounts referred to in Section 1.6;
          (b) a duly executed counterpart to the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto;
          (c) a duly executed counterpart to the Transition Services Agreement substantially in the form of Exhibit D hereto;
          (d) a duly executed Purchaser’s Certificate pursuant to Section 7.1;
          (e) a duly executed counterpart of the Co-Existence Assignment and Assumption Agreement substantially in the form of Exhibit E hereto; and
          (f) such other duly executed documents and instruments, in form and substance reasonably satisfactory to ParentCo, as ParentCo may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Purchaser of the Assumed Liabilities.
     1.10 Assignment and Assumption of the Assumed Contracts. Without limiting Sections 1.1(a) and 1.3(a), (i) at the Closing, but effective as of the Effective Time, the applicable Seller(s) shall assume pursuant to section 365(a) of the Bankruptcy Code and concurrently assign to the Purchaser pursuant to sections 363(b), (f) and (m) and section 365(f) of the Bankruptcy Code each of the Assumed Contracts that may be assumed pursuant to the Sale Approval Order, and (ii) to the extent contemplated in Section 1.3(a) (and subject to Section 1.4(a)), the Purchaser shall assume and thereafter in due course pay, discharge, perform and fully satisfy all of the obligations under such Assumed Contracts pursuant to section 365 of the Bankruptcy Code from and after the Closing, and shall pay the Cure Costs so that all applicable Assumed Contracts may be assigned to the Purchaser pursuant to section 365 of the Bankruptcy Code.
     1.11 Net Working Capital Adjustment. The adjustment to the Base Price with respect to Net Working Capital shall be determined in accordance with the following provisions:
          (a) At least five (5) Business Days prior to the Closing Date, ParentCo shall deliver to the Purchaser a report setting forth (i) a good faith estimate of the Net Working Capital, based on current information then reasonably available to the Sellers and broken down on a line-item basis, together with reasonable documentation in support of such estimate (including at a minimum a complete aging report of all Accounts Receivable and a report of all Inventory, with such Accounts Receivable and Inventory reports being the most recently available weekly accounts receivable report and monthly inventory report before such date of delivery by ParentCo) and, based thereon, the upwards or downwards adjustment to be made to the Base Price for purposes of determining the Closing Payment (the “Initial Net Working Capital Adjustment”). The Initial Net Working Capital Adjustment shall be subject to the review and approval of the Purchaser upon receipt, acting reasonably and in good faith (which approval shall be for Closing purposes only and shall not constitute the Purchaser’s acceptance of the Initial Net Working Capital Adjustment as the definitive determination of the Net Working Capital), and the Purchaser shall have two (2) Business Days to submit any objection to the Initial Net Working Capital Adjustment to ParentCo; provided that such objection must be submitted in writing setting forth in reasonable detail the Purchaser’s objection; and provided further that such objection may only be based on (i) the failure of ParentCo to provide adequate back-up information or documentation for the Initial Net Working Capital Adjustment, (ii) a deviation from available financial information on which the Initial Net Working Capital Adjustment is to be based, (iii) the failure of the Initial Net Working Capital Adjustment to be calculated in accordance with the requirements of this Agreement, (iv) the failure of the Initial Net Working Capital Adjustment to be calculated in accordance with GAAP (except as such failure is expressly permitted or required pursuant to this Agreement), or (v) calculation error.
          (b) Within forty-five (45) days after the Closing Date, the Purchaser shall deliver to ParentCo a report showing (i) the Purchaser’s determination of the actual Net Working Capital based on the Purchaser’s review of the Transferred Assets and Assumed Liabilities existing as of the Effective Time, which report shall be in reasonable detail and broken down on a line-item basis, together with reasonable documentation in support of such determination (including at a minimum a complete aging report of all Accounts Receivable and a report of all Inventory, with such Accounts Receivable and Inventory reports having been prepared as of the Effective Time) and, based thereon, the upwards or downwards adjustment to be made to the Base Price for purposes of determining the Purchase Price (the “Post-Closing Net Working Capital Adjustment”). ParentCo shall have thirty (30) days (or more, if mutually agreed upon by ParentCo and Purchaser) after its receipt of the Post-Closing Net Working Capital Adjustment to give written notice (an “Objection Notice “) to the Purchaser of any objection to the Post-Closing Net Working Capital Adjustment. Any Objection Notice must specify in reasonable detail the objections of ParentCo and may only be based on (i) the failure of the Purchaser to provide adequate back-up information or documentation for the Post-Closing Net Working Capital Adjustment, (ii) a deviation from available financial information on which the Post-Closing Net Working Capital Adjustment is to be based, (iii) the failure of the Post-Closing Net Working Capital Adjustment to be calculated in accordance with the requirements of this Agreement, (iv) the failure of the Post-Closing Net Working Capital Adjustment to be calculated in accordance with GAAP (except as such failure is expressly permitted or required pursuant to this Agreement), or (v) calculation error. During such thirty (30)-day (or more, if mutually agreed upon by ParentCo and Purchaser) period, the Purchaser shall provide ParentCo and its Representatives with access to the relevant books, records and personnel of the Purchaser reasonably requested by ParentCo to assist ParentCo in its review of the Post-Closing Net Working Capital Adjustment.
          (c) If, within the thirty (30)-day (or more, if mutually agreed upon by ParentCo and Purchaser) period referred to in Section 1.11(b), an Objection Notice that meets the requirements of Section 1.11(b) is delivered by ParentCo to the Purchaser, Representatives of ParentCo and the Purchaser shall confer in good faith for up to ten (10) days (or such longer period as they may agree) after the date of the Purchaser’s receipt of the Objection Notice to resolve the objections raised by ParentCo. If such parties are unable to resolve all such objections within such period, then at any time thereafter, ParentCo or the

Purchaser may require that the objection raised by ParentCo be immediately submitted to the Bankruptcy Court for resolution, whereupon the parties shall cooperate reasonably and in good faith to establish fast-track procedures for presenting their respective positions to the Bankruptcy Court. In any such submission to the Bankruptcy Court, the Purchaser may request that the Bankruptcy Court toll the remainder of the one hundred five (105)-day time period for holding of funds in the Adjustment Escrow Account pending the Bankruptcy Court’s determination of the matter in question. Any determination of the Bankruptcy Court with respect to the matters that are the subject of ParentCo’s objection shall be final, binding and conclusive on the parties hereto.
          (d) Upon the first (1st) to occur of, (i) the written agreement between ParentCo and the Purchaser as to the Post-Closing Net Working Capital Adjustment, including any amendment to be made thereto, (ii) the passage of the thirty (30)-day (or more, if mutually agreed upon by ParentCo and Purchaser) period after ParentCo has received the Post-Closing Net Working Capital Adjustment without ParentCo’s delivery of an Objection Notice (in which case ParentCo shall be deemed to have accepted and agreed to the Post-Closing Net Working Capital Adjustment), or (iii) the determination of the Bankruptcy Court of all matters that are the subject of an Objection Notice, the Net Working Capital, as finally determined pursuant to one or more of the foregoing (the “Final Net Working Capital Adjustment”) shall be final, binding and conclusive on the parties hereto.
          (e) For purposes of calculating the Initial Net Working Capital Adjustment, the Post-Closing Net Working Capital Adjustment and the Final Net Working Capital Adjustment, the Warranty Liabilities assumed by the Purchaser pursuant to Section 1.3(d) shall be deemed to constitute a current liability in an aggregate amount equal to the lesser of (A) such amount determined (in each case, based on and using the Sellers’ historical warranty information) (i) in accordance with GAAP and (ii) the accounting methodologies used to calculate warranty reserves by Cavco Industries, Inc., a Delaware corporation, and (B) $9,500,000.00, and the parties shall prepare and settle such adjustments using such lesser amount.
          (f) If the amount of the Final Net Working Capital Adjustment exceeds the amount of the Initial Net Working Capital Adjustment, then, within five (5) Business Days after the determination of the Final Net Working Capital Adjustment Amount, the Purchaser shall pay to ParentCo, on behalf of the Sellers, the amount of such excess by wire transfer of immediately available funds to the bank account to which the Purchaser wire transferred the portion of the Closing Payment referred to in Section 1.6(b). If the amount of the Final Net Working Capital Adjustment Amount is less than the amount of the Initial Net Working Capital Adjustment, then, within five (5) Business Days after the determination of the Final Net Working Capital Adjustment, ParentCo, on behalf of the Sellers, shall refund to the Purchaser the amount of such shortfall by wire transfer of immediately available funds to a bank account specified by the Purchaser in writing to ParentCo. Such payment shall first be made by ParentCo from and up to the Adjustment Escrow Account, with any additional amount due not capable of being satisfied by funds in the Adjustment Escrow Account being paid directly by the Sellers.

          (g) If, after final payment of amounts due under Section 1.11(f), any funds remain in the Adjustment Escrow Account, ParentCo shall be entitled to release such funds from the Adjustment Escrow Account and retain them for its own account.
     1.12 Valuation and Treatment of Uncollectable Accounts Receivable.
          (a) For purposes of calculating the Net Working Capital and any adjustment to the Base Price as contemplated in Section 1.11, the Accounts Receivable included in the Transferred Assets shall be valued by the parties in the following manner:
          (i) subject to Section 1.12(a)(ii), one hundred percent (100%) of the amount of any Account Receivable shall be counted if such Account Receivable is aged thirty (30) or less days from the date of issuance as of the Effective Time;
          (ii) no value shall be given to any Account Receivable that is owing by an account debtor that is bankrupt, in receivership or insolvent or has ceased to conduct business or is disputing such Account Receivable.
          (b) If, within thirty (30) days after the Closing Date, the Purchaser has been unable to collect any Account Receivable (or portion thereof) referred to in Section 1.12(a)(i), the Purchaser may, prior to or concurrently with its delivery to ParentCo of the Post-Closing Net Working Capital Adjustment, assign such uncollected Account Receivable (or portion thereof) back to the applicable Seller. The stated amount of any such uncollectible Account Receivable, to the extent included in the calculation of the Initial Net Working Capital Adjustment, shall not be counted in the current assets included in the calculation of the Post-Closing Net Working Capital Adjustment and the Final Net Working Capital Adjustment.
     1.13 Valuation of Inventory. For purposes of calculating the Net Working Capital and any adjustment to the Base Price as contemplated in Section 1.11, the Inventory included in the Transferred Assets shall be valued by the parties at ninety percent (90%) of the GAAP value thereof.
     1.14 Allocation of Proceeds. The Purchaser shall within one hundred twenty (120) days after the Closing Date prepare and deliver to ParentCo a schedule reasonably allocating the Purchase Price among the Transferred Assets in accordance with Section 1060 of the Code (such schedule, the “Allocation”). The Purchaser shall permit ParentCo to review and provide comments on the Allocation and shall consult with ParentCo with respect to any such comments. However, the Allocation shall be finally determined in the Purchaser’s sole discretion. The Purchaser and the Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation. Neither the Purchaser nor the Sellers shall take any position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Body or any other proceeding) unless otherwise required by applicable law; provided, however, that (i) each party to this Agreement shall notify the other parties in the event that any Governmental Body takes or proposes to take a position for Tax purposes that is inconsistent with such Allocation and (ii) ParentCo and its Affiliates shall not be bound by the Allocation for purposes of allocating the Purchase Price in connection with proceeds of the sale of the Transferred Assets and any claims related thereto under the Bankruptcy Case. The Purchaser and the Sellers shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocation.
     1.15 Debtor In Possession Accounts. The rights and claims of any Debtor In Possession lender to the Sellers in connection with the Bankruptcy Case with respect to the Debtor In Possession Accounts referred to in Sections 1.5 and 1.6 shall be subordinated in all respects to the rights of the Purchaser in such Debtor In Possession Accounts (and their contents) under this Agreement.
2.     Conveyance of Owned Real Property. In addition to the Closing procedures and documentation referred to in Sections 1.7 through 1.10, the following procedures and requirements set forth in this Section 2 shall apply to the Sellers’ conveyance of the Owned Real Properties to the Purchaser on the Closing Date.
     2.1 Real Property Escrow. Immediately after the Bankruptcy Court’s entry of the Sale Approval Order as a Final Order, or at such earlier time as ParentCo and the Purchaser may agree, the Sellers and the Purchaser shall establish an escrow (the “Real Property Escrow”) for the sale and purchase of the Owned Real Properties pursuant to this Agreement with the Title Company. The provisions of this Section 2 shall constitute escrow instructions to the Title Company, and a copy of this Agreement shall be deposited with the Title Company for such purpose.
     2.2 Real Property Escrow Opening and Closing Dates. The Real Property Escrow shall be deemed open on the date on which a fully executed original copy of this Agreement shall have been delivered to the Title Company. The Closing of the sale and purchase of the Owned Real Properties and the Real Property Escrow shall occur on the Closing Date and following the delivery to the Title Company of a copy of the Sale Approval Order as a Final Order. At the Closing, the applicable Sellers shall transfer fee title to, and possession and control of, the Owned Real Properties to Purchaser free and clear of all Encumbrances other than Permitted Encumbrances.
     2.3 Seller’s Real Property Transfer Documents. Subject to the Bankruptcy Court’s entry of the Sale Approval Order as a Final Order, on or before the Closing Date, the Sellers shall deposit into the Real Property Escrow for delivery to the Purchaser at the Closing the following documents and instruments, each of which shall have been duly executed and, where appropriate, acknowledged:
          (a) an individual closing statement for each Owned Real Property, prepared by the Title Company and approved by the parties hereto (collectively, the “Closing Statements”);
          (b) a bargain and sale deed for Owned Real Property in Oregon, and special warranty deeds (or state law equivalent) for each other Owned Real Property (collectively, the “Deeds”) in form and substance satisfactory to the Purchaser (acting reasonably) for conveyance by the applicable Seller to the Purchaser of such Owned Real Property;

          (c) to the extent reasonably necessary or required by the Title Company to effectuate the conveyance of the Owned Real Property to the Purchaser, a Tax certificate with respect to each Owned Real Property obtained by the Title Company;
          (d) to the extent reasonably necessary or required by the Title Company to effectuate the conveyance of any Owned Real Property to the Purchaser, change of ownership certificates for such Owned Real Property, as required by applicable Law;
          (e) a non-foreign certification or affidavit from each applicable Seller, if and as required by applicable Law, in form and substance satisfactory to the Purchaser (acting reasonably); and
          (f) such other documents and instruments as may be necessary or appropriate for the applicable Sellers to transfer and convey the Owned Real Properties to the Purchaser in accordance with the terms of this Agreement; provided, however, that the Purchaser acknowledges and agrees that the Sellers shall have no obligation to provide the Purchaser or the Title Company any affidavit, certificate or similar instrument for purposes of removing the general survey exception from any of the Title Policies.
     2.4 Purchaser’s Real Property Transfer Documents. Subject to the Bankruptcy Court’s entry of the Sale Approval Order as a Final Order, on or before the Closing Date, the Purchaser shall deposit into the Real Property Escrow for delivery to the applicable Sellers at Closing the following documents and instruments, each of which shall have been duly executed and, where appropriate, acknowledged:
          (a) the Closing Statements;
          (b) an affidavit of value for each Owned Real Property, as required by applicable Law; and
          (c) such other documents and instruments as may be necessary or appropriate for the applicable Sellers to transfer and convey the Owned Real Properties to the Purchaser in accordance with the terms of this Agreement.
     2.5 Recording of Title. At the Closing, the Title Company shall record or file, as applicable, the Special Warranty Deeds in the office of the County Clerk or other applicable Governmental Body for each Owned Real Property.
     2.6 Title Commitments and Surveys. At least ten (10) days prior to the scheduled Closing Date, ParentCo shall, at the Purchaser’s sole cost and expense, for each individual Owned Real Property, cause to be delivered to the Purchaser a commitment for a policy of title insurance (each a “Title Commitment” and collectively, the “Title Commitments”), together with copies of all documents identified in such Title Commitment, issued by the Title Company. The Purchaser shall also have the option of ordering a survey (each a “Survey” and collectively, the “Surveys”) to be performed at each Owned Real Property. If the Title Commitments or the

Surveys show any Encumbrances on any Owned Real Property, other than Permitted Encumbrances, the Sellers shall be obligated to cure and or remove of record such Encumbrances at or prior to the Closing so that the Purchaser shall be able to obtain a policy of title insurance from the Title Company at the Closing insuring title to such Owned Real Property in the condition required hereunder. In the event that the Title Commitment or Survey for any Owned Real Property reveals any Encumbrance that is not a Permitted Encumbrance, and it becomes apparent that the Sellers cannot or will not cure or remove of record such Encumbrance at or prior to Closing, the Purchaser shall have the option to elect to consummate the transactions contemplated hereby with a downward adjustment to the Purchase Price in an amount necessary to cure or remove such Encumbrance at the Closing, which amount shall not in any event exceed, in the aggregate, $50,000 for such Encumbrances.
          2.7 Title Policies. At the Closing, the Sellers shall deliver to the Purchaser an owner’s ALTA policy of extended title insurance issued by the Title Company (or the unconditional commitment of the Title Company to issue such policy) for each Owned Real Property (i.e., one such policy for each Owned Real Property) effective as of the Closing Date (collectively, the “Title Policies”), with each Title Policy being in the amount specified in Schedule 2.7. The Title Policies shall insure the Purchaser that fee simple interest in and to the Owned Real Properties is vested in the Purchaser, subject only to the printed terms and provisions of such Title Policies (as such terms and provisions may be modified by endorsements purchased by the Purchaser), the Permitted Encumbrances expressly set forth on the final commitments for issuance of the Title Policies and any other matters approved in writing by the Purchaser. The Sellers shall pay the portion of the premium for each Title Policy that would be equal to a standard owner’s policy of title insurance on the Owned Real Property covered by such Title Policy in the same face amount, and the Purchaser shall pay any additional premium for the extended coverage and for any endorsement on such Title Policy requested by the Purchaser. The Purchaser shall be solely responsible for satisfying, at its cost, any requirement of the Title Company for any Title Policy endorsement requested by the Purchaser.
          2.8 Real Property Escrow Cancellation Charges. If the Closing does not occur because of the termination of this Agreement by the Sellers (or any of them) pursuant to Section 8.1(c) or (e), the Purchaser shall be liable for all customary Real Property Escrow cancellation charges. If the Closing does not occur because of the termination of this Agreement by the Purchaser pursuant to Section 8.1(c) or (e), ParentCo shall be liable for all customary Real Property Escrow cancellation charges. If the Close of Escrow does not occur for any other reason, ParentCo and the Purchaser shall each be liable for one-half (1/2) of all customary Real Property Escrow cancellation charges.
          2.9 Closing Costs and Recording Fees. Upon the Closing, each of ParentCo and the Purchaser agrees to pay one-half (1/2) of all Real Property Escrow charges and recording fees, other than with respect to the Title Policies, which shall be paid for as described in Section 2.7. On or before the Closing Date, each of ParentCo and the Purchaser shall deposit with the Title Company cash in an amount sufficient to pay each such party’s share of Title Policy premiums and other Real Property Escrow-related costs; provided, however that ParentCo may instruct Purchaser to pay ParentCo’s share of such costs and deduct the same amount from the Closing Payment.

          2.10 Apportionments. The following apportionments shall be made between the Sellers and the Purchaser as of the Effective Time (the “Closing Apportionments”) based on the latest available information, and the amounts derived therefrom shall be (as applicable) added to or deducted from the Closing Payment in accordance with Section 1.6(b):
          (a) Taxes and Assessments. Real estate Taxes, ad valorem Taxes, personal property Taxes, transaction privilege Taxes, and other similar Taxes related to the ownership and/or operation of each Owned Real Property shall be prorated between the applicable Seller and the Purchaser and set forth on the Closing Statement applicable to such Owned Real Property. The Sellers shall be responsible for all Taxes attributable to the Owned Real Properties through and including the day immediately preceding the Closing Date and the Purchaser shall be responsible for such Taxes attributable to the Owned Real Properties from and after the Closing Date. If any current assessments, statements or other necessary information on any such amounts are not available before the Closing Date, the Sellers and the Purchaser shall agree upon reasonable estimates of such amounts based on prior amounts assessed against or paid by the applicable Sellers.
          (b) Utilities. The Purchaser and the Sellers agree to use their respective reasonable efforts to arrange, before the Closing Date, for separate billing to the applicable Sellers of all charges attributable to the period up to and including the date immediately preceding the Closing Date for electricity, water, gas and any other utilities servicing the Owned Real Properties, and for separate billing to the Purchaser for all such charges attributable to the period running from and after the Closing Date. If any such separate billing cannot be arranged by the Closing Date, such charges shall be equitably prorated on the basis of the most recent ascertainable invoices or statements for such services. With respect to any utilities in place and servicing the Owned Real Properties as of the Closing Date, the Sellers shall endeavor to have the respective utility providers read the meters for the utilities such that the prorations can be made based on such final meter readings. If such meter readings cannot be obtained in such manner, charges for utilities shall be prorated by good faith estimation as of the Closing Date based on the per diem rate obtained by using the last available billing period and associated bills for such utilities. Once all applicable utility billings have been delivered after the Closing Date and an accurate proration of utility charges can be determined therefrom, the net amount payable to the Sellers or the Purchaser (as applicable) after combining such prorations shall be paid concurrently with the payment due under Section 1.11(f) after determining the Final Net Working Capital Adjustment.
          (c) Form 1099-B. If applicable to the sale and purchase of the Owned Real Properties as contemplated herein, the Title Company is hereby authorized and instructed to file as the “Reporting Person” Internal Revenue Service Form 1099-B, Proceeds from Real Estate, Broker, and Barter Exchange Transactions, as required by § 6045(d) of the Internal Revenue Code of 1986, as amended.
3. Representations and Warranties of the Seller. Except as set forth in the Disclosure Schedules to this Agreement (the “Disclosure Schedules”) delivered by ParentCo, which shall specify the Section to which each exception or disclosure relates and shall be deemed to qualify the representations and warranties contained in such Section as well as all other representations and warranties in this Section 3 to which the applicability of such exception or disclosure is reasonably ascertainable on its face (regardless of whether such Disclosure Schedule is referenced in the applicable representation and warranty). The Sellers jointly and severally represent and warrant to the Purchaser that each of the statements contained in this Section 3 are true and correct as of the date of this Agreement. The specification of any dollar amount in the representation or warranties contained in this Agreement or the inclusion of any specific item in any Section of the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, or do or do not violate or breach, any applicable Law or Contract, and no party shall use the fact of the setting of any such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material, or does or does not violate or breach, any applicable Law or Contract, for purposes of this Agreement. In no event shall the inclusion of any item or other matter in the Disclosure Schedules be deemed or interpreted to broaden or otherwise amplify the Sellers’ representations and warranties or covenants or agreements contained in this Agreement.
          3.1 Due Incorporation and Authority. Each Seller is a corporation or a limited partnership duly organized, validly existing and in good standing under the laws of the State of its organization and has all necessary corporate or limited partnership power and authority to own, lease and operate the Transferred Assets such Seller owns and to carry on the Business as it is now being conducted by such Seller. Subject to the entry of the Sale Approval Order, (a) each Seller has all requisite corporate or limited partnership power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby and (b) the execution and delivery by such Seller of this Agreement, the performance by such Seller of its respective obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate or limited partnership action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and, upon entry of the Sale Approval Order (assuming the due authorization, execution and delivery hereof by the Purchaser and satisfaction of all conditions to the Closing), this Agreement will constitute the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          3.2 No Conflicts. Subject to the entry of the Sale Approval Order, the execution and delivery by the Sellers of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Sellers of this Agreement in accordance with its terms will not:
          (a) violate the certificate of incorporation or by-laws (or comparable instruments) of any Seller or contravene any resolution adopted by the directors or shareholders of any Seller;
          (b) violate any Law to which any of the Sellers, the Business or any of the Transferred Assets is bound or subject;

          (c) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Transferred Assets; or
          (d) violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person (including Governmental Bodies) pursuant to, any Assumed Contract, Contract referred to in Section 1.1(q), Purchase Order included in the Transferred Assets or Transferred Permit, except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court;
provided, however, that each of the cases set forth in clauses (b), (c) and (d) above is subject to exceptions that (i) would not reasonably be expected, either individually or in the aggregate, to prevent or materially delay the consummation by the Sellers of the transactions contemplated by this Agreement, (ii) arise as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates or (iii) will be (or have been) remedied or otherwise accounted for pursuant to the Sale Approval Order.
          3.3 Organizational Documents. ParentCo has previously made available to the Purchaser true, accurate and complete copies of the certificate of incorporation and bylaws, or comparable instruments, of the Sellers as in effect on the date hereof.
          3.4 Compliance with Laws. To the Knowledge of the Sellers, the Business is and has been (within the past 2 years) conducted in all material respects in compliance with all applicable Laws. To the Knowledge of Sellers, except for the Bankruptcy case and other matters contained in the docket related thereto, within the past two (2) years, no Claim has been made in writing by any Governmental Body to any Seller or Affiliate thereof to the effect that the Business or any Transferred Asset fails to comply in any material respect with any Law.
          3.5 Permits. Schedule 3.5 sets forth a list of all of the Sellers’ material licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations of Governmental Bodies, including any applications therefor, that are used for the conduct of the Business as currently conducted (collectively, the “Permits”). Each Seller is in compliance, in all material respects, with the terms of all material Transferred Permits, and such material Transferred Permits are valid and in full force and effect.
          3.6 Contracts.
          (a) Schedule 3.6(a) contains an accurate and complete list, and the Sellers have delivered to the Purchaser accurate and complete copies, of the following outstanding Contracts (including all amendments and supplements thereto) to which any Seller is a party or by which any Seller is bound:
          (i) each Contract for the sale of goods or performance of services by any Seller having (or expected to have) an actual or anticipated value to such Seller of at least $5,000.00 in any twelve (12)-month period;
          (ii) each Contract for the purchase of goods or services by any Seller or Affiliate thereof from any vendor or supplier of the Business having (or expected to have) an actual or anticipated cost to the Sellers (or any of them) of at least $5,000.00 in any twelve (12)-month period;

          (iii) each real property lease, sublease, license or other agreement pursuant to which any Seller grants to any other Person any right of possession or use of, or access to, any Owned Real Property;
          (iv) each equipment lease, lease-purchase agreement, installment sale contract or other similar contract or agreement relating to any equipment used exclusively in the conduct of the Business (including any of the equipment of the type referred to in Sections 1.1(d) and (e);
          (v) each Contract relating to capital expenditures on any Owned Real Property or with respect to any other Transferred Asset under which any Seller has warranty, service or other similar rights; and
          (vi) each management, consulting, advertising, marketing, promotion, technical services, advisory or other Contract relating to the design, marketing, promotion, management or operation of the Business having (or expected to have) an actual or anticipated cost to the Sellers (or any of them) of at least $25,000 in any twelve (12)-month period.
          (b) Each Assumed Contract is valid and binding on the applicable Seller and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect, other than exceptions that will be remedied or otherwise accounted for pursuant to the Sale Approval Order. The applicable Seller party to each Assumed Contract is not in material breach of, or default under, any such Assumed Contract and, to the Knowledge of the Sellers, there is no valid basis for any claim of material breach or default by any Seller under any such Assumed Contract, except in each case to the extent that any such breach, default or claim of breach or default is cured, remedied or otherwise accounted for pursuant to the Sale Approval Order.
          3.7 Owned Real Property.
          (a) Schedule 3.7(a) lists the street address (and references the legal description in the Title Commitments) of each parcel of real property owned by any Seller (including for purposes of this Agreement Plant #27-1 in Lafayette, Tennessee, which shall be owned by a Seller prior to Closing) and used or held for use exclusively in the Business (each, an “Owned Real Property” and collectively, the “Owned Real Properties”). Upon the entry of the Sale Approval Order, at the Closing, the applicable Sellers shall have fee simple title to all Owned Real Properties, which shall be transferred to the Purchaser at the Closing free and clear of all Encumbrances, other than Permitted Encumbrances.
          (b) To the Knowledge of the Sellers, the Sellers’ use of the Owned Real Properties for the various purposes for which they are presently being used are permitted as of right under all applicable Laws (including zoning laws).

          (c) To the Knowledge of the Sellers, (i) all of the Owned Real Properties, including buildings, fixtures and other improvements thereon, are in good operating condition and repair, ordinary wear and tear excepted, and no Owned Real Property is in need of repair other than as part of routine maintenance in the ordinary course of business, and (ii) all buildings, structures, improvements and fixtures on each Owned Real Property are in compliance in all material respects with all applicable Laws, including Occupational Safety and Health Laws.
          3.8 Environmental Matters
          (a) The Sellers are currently, and for the past five (5) years have been, in compliance in all material respects with all applicable Environmental Laws applicable to the Business and the Transferred Assets. There are no Claims pursuant to any Environmental Law pending or, to the Knowledge of the Sellers, threatened against any Seller in connection with the conduct or operation of the Business or the ownership or use of any of the Transferred Assets. To the extent applicable to any Owned Real Property, within the past five (5) years, no Seller has received any actual or threatened order, notice or other written communication from any Governmental Body or other Person of any actual or potential violation or failure of any Seller to comply with any Environmental Law or of any actual or threatened obligation on the part of any Seller to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Owned Real Property.
          (b) To the Knowledge of the Sellers, no Seller is currently required to undertake any corrective or remedial obligation under any Environmental Law with respect to the Business or the Transferred Assets.
          (c) The Sellers have made available to the Purchaser all Phase I and Phase II, if any, environmental reports, other engineering reports and any other material documents relating to any environmental or health or safety matters, relating to the Transferred Assets. Except to the extent disclosed in such environmental and engineering reports, to the Knowledge of the Sellers, there are no Hazardous Materials present on or in the Environment at any Owned Real Property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of any Owned Real Property, or incorporated into any structure therein or thereon, except in material compliance with all applicable Environmental Laws.
          (d) No Seller or Affiliate thereof has conducted or knowingly permitted any Hazardous Activity on or with respect to any Owned Real Property.
          (e) The representations and warranties contained in this Section 3.8 are the only representations and warranties being made with respect to compliance with or liability under any Environmental Law or with respect to any environmental, health or safety matter, including natural resources, related to the Business, the Transferred Assets or the Sellers’ ownership or operation thereof.

          3.9 Intellectual Property.
          (a) Schedule 3.9(a) contains a complete and accurate list of the following items of intellectual property of each Seller used by such Seller exclusively in the conduct of the Business: (i) all Patents; (ii) all Marks; (iii) all registered Copyrights; and (iv) all licenses and sublicenses held by any Seller as licensee pertaining to Intellectual Property of any other Person, including in the case of such Patents, Marks and Registered Copyrights, details of registration and/or application filings with the United States Patent and Trademark Office or similar Governmental Bodies in other jurisdictions. No Seller owns any proprietary Computer Software.
          (b) Schedule 3.9(b) contains a complete and accurate list of all licenses, sublicenses or other arrangements (written or oral, formal or informal) pursuant to which any Seller is currently granting any right of use of any Intellectual Property used by any Seller exclusively in the conduct of the Business to any Person, including any Affiliate that is not a Seller, including in the case of any arrangement that is not documented under a written agreement, the specific terms of such arrangement.
          (c) To the Knowledge of the Sellers, (i) no item of Intellectual Property used by any Seller exclusively in the conduct of the Business is currently being infringed or overtly challenged or threatened in any way, (ii) none of the products or services sold or trade secrets used by any exclusively in the conduct of the Business infringes or has been alleged in any written notice to any Seller to infringe any intellectual property right of any other Person, (iii) no Mark included in the Intellectual Property used by any Seller exclusively in the conduct of the Business has been or is now involved in any opposition, invalidation or cancellation Claim, and no such action is threatened with respect to any such Mark; and (iv) there is no potentially interfering trademark or trademark application of any other Person in use or pending.
          (d) Except as disclosed on Schedule 3.9(d), no Seller is in default of its obligations under any license, sublicense or other arrangement referred to in Section 3.9(a) or (b), except where such default is cured, remedied or otherwise accounted for pursuant to the Sale Approval Order.
          3.10 Litigation. Except for the Bankruptcy Case and other matters on the docket related thereto (including information included in the Sellers’ Schedules of Assets and Liabilities and Statements of Financial Affairs filed with the Bankruptcy Court), (i) there are no material Claims (including with respect to products liability Claims) pending or, to the Knowledge of the Sellers, threatened against any Seller with respect to the Business, any of the Transferred Asset or any of the Assumed Liabilities, and (ii) there are no Claims pending or, to the Knowledge of the Sellers, threatened that question the validity of this Agreement or any of the transactions contemplated hereby or thereby.
          3.11 Title to Assets. Upon the entry of the Sale Approval Order, at the Closing, the Sellers shall have good and marketable title to the Transferred Assets, which shall be transferred to the Purchaser free and clear of all Encumbrances, other than Permitted Encumbrances.

          3.12 Inventory. The Inventory substantially consists of, and as of the close of business on the day immediately preceding the Closing Date the Inventory will substantially consist of, items which are free of any material defect and, subject to inventory reserves set forth in the Sellers’ (or their Affiliate’s consolidated) financial statements, of a quality and quantity usable and salable in the Ordinary Course of Business.
          3.13 Employees.
          (a) The Sellers have provided to the Purchaser a detailed list of all employees employed exclusively in the conduct of the Business, including the following information for each such employee: (i) name; (ii) part-time or full-time status; (iii) title and/or job description; (iv) employment commencement date; (v) annual base salary or hourly wage; (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued and unused sick days; (ix) if on leave, the status of such leave (including reason for leave and expected return date); and (x) whether such employee is employed under an employment contract or on an at-will basis.
          (b) Except as set forth on Schedule 3.13(b), since January 1, 2007, with respect to the employees of the Business, there has not been, there is not presently pending or existing, and, to the Knowledge of the Sellers, there is not overtly threatened any material charge, grievance proceeding or other claim against or affecting any Seller (or any director, officer, manager or employee thereof) relating to the actual or alleged violation of any applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body.
          (c) No Seller or Affiliate thereof has been, nor is it now, a party to any collective bargaining agreement or other labor contract with respect to the operation of the Business. Since January 1, 2008, there has not been, there is not presently pending or existing, and to the Knowledge of the Sellers, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Seller or the Business. To the Knowledge of the Sellers, there is no organizational activity or other labor dispute against or affecting the Business, and no application or petition for an election of or for certification of a collective bargaining agent is pending. There is not currently in effect any lock-out, relating to a labor dispute, by any Seller of any employee (or group thereof), and no such action is contemplated by any Seller.
          3.14 Affiliated Transactions. To the Knowledge of the Sellers, no Insider has any interest in the Transferred Assets or is a party to any Contract used in or related to the Business. To the Knowledge of the Sellers, no Insider has (i) any economic interest in any Person which engages in competition with any Seller, or (ii) any economic interest in any Person that purchases from or sells or furnishes to any Seller, any services or products.
          3.15 Product Liability; Product Warranties. Except as set forth on Schedule 3.15, to the Knowledge of the Sellers, the products sold or manufactured by the Sellers in connection with the Business and the services provided by the Sellers in connection with the Business have complied with and are in compliance with, in all material respects, all applicable (i) Laws, (ii)

industry and self-regulatory organization standards, (iii) contractual commitments, and (iv) express or implied warranties. Except as set forth on Schedule 3.15, Since January 1, 2007, no Seller or Affiliate thereof (including any predecessor entity) has initiated or otherwise participated in any product recall or withdrawal with respect to any product produced, manufactured, marketed, distributed or sold in connection with the Business. To the Knowledge of the Sellers, there are not, and there have not been, any defects or deficiencies in any products or services of the Business (including in the Inventory) that could reasonably be expected to give rise to or serve as a basis for any product recall or withdrawal by any Seller.
          3.16 Absence of Certain Developments. Except as set forth on Schedule 3.16 and except as expressly contemplated by this Agreement, since April 26, 2009:
          (a) no Seller has suffered any theft, damage, destruction or casualty loss in excess of $100,000 to any property or asset of a type that would be included in the Transferred Assets, whether or not covered by insurance, or suffered any material damage to or destruction of its Books and Records; and
          (b) no Seller has, exclusively with respect to the Business, sold, leased, licensed, assigned or transferred (including, without limitation, transfers to stockholders, holders of ownership interests or any Insider) any property or asset of a type that would be included in the Transferred Assets, except for sales of Inventory in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it, and no Seller has committed to do any of the foregoing.
          3.17 Affiliate Ownership of Assets. No Affiliate of any Seller (other than an Affiliate which is a Seller) has any ownership or other interest in any property, assets, rights, titles or interests of any kind and nature that (i) are part of the Transferred Assets, or (ii) are not part of the Transferred Assets but are used exclusively in connection with the conduct of the Business.
          3.18 Brokers. Except for the fees payable by the Sellers to Greenhill & Co., LLC (whose fees shall be payable solely by the Sellers), the Sellers have not paid or agreed to pay, or received any Claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.
          3.19 Disclaimer. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) AND IN ANY AGREEMENT, DOCUMENT OR INSTRUMENT TO BE EXECUTED AND DELIVERED BY THE SELLERS (OR ANY OF THEM) AT THE CLOSING ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS. THE SELLERS HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES. THE SELLERS DO NOT MAKE, AND HEREBY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES REGARDING PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE BUSINESS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) OR IN ANY AGREEMENT, DOCUMENT OR INSTRUMENT TO BE EXECUTED AND DELIVERED BY THE SELLERS (OR ANY OF THEM) AT THE CLOSING, (A) THE

SELLERS ARE SELLING THE TRANSFERRED ASSETS HEREUNDER ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, AND (B) THE SELLERS MAKE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS, THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING AS TO THEIR PHYSICAL CONDITION, USABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR ANY PURPOSE.
4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:
          4.1 Due Incorporation and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser has all requisite corporate power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery hereof by the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          4.2 No Conflicts. The execution and delivery by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Purchaser of this Agreement in accordance with its terms will not:
          (a) violate the certificate of incorporation or by-laws (or comparable instruments) of the Purchaser or contravene any resolution adopted by the directors or shareholders of the Purchaser; or
          (b) violate any Law to which the Purchaser or its assets are bound or subject;
provided, however, that the case set forth in clause (b) above is subject to exceptions that arise as a result of any facts or circumstances relating to the Sellers or any of their Affiliates.
          4.3 Litigation. There are no Claims pending or, to the knowledge of the Purchaser, threatened against the Purchaser before any Governmental Body that, either individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

          4.4 Purchaser’s Financial Capability. The Purchaser has, or as of the Closing Date will have, available funds necessary to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price and assumption of the Assumed Liabilities. Without limiting the foregoing, the Purchaser is (or, upon the Closing, will be) capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to each of the Assumed Contracts.
          4.5 Brokers. The Purchaser has not paid or agreed to pay, or received any Claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.
          4.6 Acknowledgement of Sellers’ Disclaimer. THE PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) AND IN ANY AGREEMENT, DOCUMENT OR INSTRUMENT TO BE EXECUTED AND DELIVERED BY THE SELLERS (OR ANY OF THEM) AT THE CLOSING: (A) THE PURCHASER IS PURCHASING THE TRANSFERRED ASSETS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS BASED SOLELY ON THE PURCHASER’S OWN INVESTIGATION OF THE TRANSFERRED ASSETS AND (B) NEITHER THE SELLERS NOR ANY OF THEIR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSFERRED ASSETS (OR ANY PART THEREOF), THE FINANCIAL PERFORMANCE OF THE BUSINESS OR THE TRANSFERRED ASSETS, OR THE PHYSICAL CONDITION OF THE TRANSFERRED ASSETS.
          4.7 Purchaser Disclaimer. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN THIS AGREEMENT AND IN ANY AGREEMENT, DOCUMENT OR INSTRUMENT TO BE EXECUTED AND DELIVERED BY THE PURCHASER AT THE CLOSING ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER. THE PURCHASER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES.
5. Covenants and Agreements.
          5.1 Operation of the Business. Subject to any restrictions and obligations imposed by the Bankruptcy Court, the Sellers will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business between the date hereof and the Closing Date. In particular (but without limitation), between the date hereof and the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 8.1:
          (a) the Sellers shall not, in respect of the Transferred Assets or the operation of the Business: (i) sell, transfer, lease (as lessor), encumber or otherwise dispose of any Transferred Assets (except for the conveyance to a Seller prior to Closing of Plant #27-1 in Lafayette, Tennessee) or any interest therein, other than immaterial dispositions and Inventory sold or disposed of in the Ordinary Course of Business; (ii) terminate or modify the material terms of any of the Assumed Contracts; (iii) enter into any Contract that would cause the representation and warranty contained in Section 3.6(a) to be untrue had such Contract been entered into prior to the date hereof, other than any such Contract entered into in the Ordinary Course of Business having a value or cost to any Seller of less than

$10,000.00; or (iv) make any change in the compensation payable or to become payable to any employee of the Business; provided, however, that, notwithstanding the preceding, the Sellers may take any of such actions with the prior written consent of the Purchaser; and
          (b) the Sellers shall (i) use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of the Sellers with their customers, vendors, suppliers, creditors, agents, equipment lessors, service providers, employees and others having business relations with the Sellers and the Business, (ii) continue to maintain, service and protect the Transferred Assets in a commercially reasonable and prudent manner, including maintaining security at any facilities where Transferred Assets are located as reasonably sufficient to protect the Transferred Assets from material theft, loss or destruction, (iii) not, without the approval of the Bankruptcy Court and the Purchaser, voluntarily terminate or reject (whether pursuant to Section 365 of the Bankruptcy Code or otherwise) any Assumed Contract, (iv) continue in full force and effect the Sellers’ insurance coverage on the Transferred Assets as in effect on the date hereof, or substantially equivalent policies of insurance, (v) continue to maintain the books and records related to the Business and the Transferred Assets on a basis consistent with the Sellers’ past practice (since the Petition Date), and in any event in a commercially reasonable and prudent manner; (vi) report periodically to the Purchaser, as the Purchaser may reasonably request, concerning the status of the Business, the Transferred Assets and the Assumed Liabilities, (vii) maintain compliance, in all material respects, with all Laws that relate to the Business, the Transferred Assets and the Assumed Liabilities (other than the reporting requirements of the Securities and Exchange Commission), and (viii) pay all debts and obligations (including all trade payables) incurred by it in the Ordinary Course of the Business.
          5.2 Confidentiality.
          (a) Until the Closing Date, each party hereto shall hold in confidence, and shall cause its respective Affiliates and Representatives to hold in confidence, all Confidential Information obtained by any of them from any other party or its Affiliates or Representatives relating to such other party or the transactions contemplated hereby. Notwithstanding the foregoing, the party receiving Confidential Information from the party disclosing such Confidential Information may disclose such Confidential Information: (i) to the extent that such disclosure was previously authorized in writing by the disclosing party; (ii) to any Governmental Body, with valid and competent jurisdiction thereof, if the receiving party is directed to disclose such Confidential Information to and by such Governmental Body, provided that the receiving party shall provide written notice of such disclosure to the disclosing party; (iii) to the receiving party’s Affiliates and Representatives who have a need to know such information solely for purposes of assisting in regard to this Agreement and the transactions contemplated hereby, and who are subject to confidentiality obligations to the receiving party; (iv) to the extent that disclosure is required under any applicable Law; or (v) to the Bankruptcy Court or to any Person in connection with the Bankruptcy Case (such instances described in clauses (i)-(iv) above being referred to herein as “Permitted Disclosures”). Except as otherwise set forth herein, no party shall disclose or make use of, and each party shall cause its respective Affiliates and Representatives not to disclose or make use of, the other party’s Confidential Information without the prior written consent of such other party. In the event that this Agreement is terminated, each party shall, and shall cause its respective Affiliates and Representatives to, promptly return to the other party or destroy all documents (including all copies thereof) containing Confidential Information obtained from such other party or its Affiliates or Representatives.
          (b) After the Closing, each Seller shall maintain as confidential and shall not use or disclose (except as required by Law or as authorized in writing by the Purchaser in its sole discretion) any Confidential Information of the Purchaser or any Confidential Information in any way related to the Business, the Transferred Assets or the Assumed Liabilities, except for Permitted Disclosures.
          (c) Each party further agrees to take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Each party agrees to be responsible for enforcing the terms of this Section 5.2 as to its Representatives and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this Section 5.2 and thereby prevent any disclosure of the Confidential Information by any of its Representatives (including all actions that such party would take to protect its own trade secrets and confidential information); provided that the actual expenses of such action, legal or otherwise, shall be paid by the party whose Confidential Information is being safeguarded in such action, unless such action is precipitated by the failure of the party undertaking to protect such Confidential Information to comply with its obligations under this Section 5.2(c). In the event any party is required by Law to disclose any Confidential Information, such party shall promptly notify the other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate reasonably with such party to preserve the confidentiality of such information consistent with applicable Law.
          5.3 Expenses. Except as otherwise specifically provided herein, the Purchaser and the Sellers shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their Representatives.
          5.4 Access to Information; Preservation of Records; Litigation Support.
          (a) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, upon reasonable notice, the Sellers shall, subject to ParentCo approval, not to be unreasonably withheld, (i) afford the Representatives of the Purchaser reasonable access, during normal business hours, to the offices, plants, warehouses, properties, books and records and employees of the Sellers relating to the Business, subject to applicable Law and arrangements being made by and through one or more executive officers of ParentCo, and (ii) furnish to the Representatives of the Purchaser such additional financial and operating data and other information regarding the operations of the Business as the Purchaser may from time to time reasonably request.
          (b) Following the Closing, the Purchaser shall, and shall cause its Affiliates to, preserve and keep the records (including the Books and Records) held by them relating to the Business prior to the Closing for a period of seven (7) years from the Closing

Date (or longer if required by applicable Law) and shall make such records and personnel available to the Sellers as may be reasonably requested by any Seller in connection with, among other things, the preparation of any Tax Returns, the Bankruptcy Case, any insurance claims by, Claims or Tax audits against or governmental investigations of any Seller or any of their Affiliates.
          (c) For a period of five (5) years from the Closing Date (or longer if required by applicable Law), the Sellers shall preserve and keep the books and records that relate, in whole or in part, to the Business, the Transferred Assets or the Assumed Liabilities and that are not transferred and conveyed to the Purchaser pursuant to Section 1.1(h), and shall make such books and records, or applicable portions thereof, available to the Purchaser as may be reasonably requested by the Purchaser in connection with the post-Closing conduct of the Business, including for the preparation of any Tax Returns, claims or other matters related to the Bankruptcy Case, insurance claims, Claims involving the Purchaser or any Affiliate thereof or Tax audits against or governmental investigations of the Purchaser or any Affiliate thereof. If, for any reason (including the sale, dissolution or liquidation of any Seller), any Seller intends during such five (5)-year period to transfer or otherwise dispose of any such books and records, such Seller shall give the Purchaser at least sixty (60) days prior written notice of such contemplated disposition so that the Purchaser may examine and copy relevant portions of such books and records for its own retention and use before such transfer or other disposition is completed. The applicable Sellers shall cooperate reasonably and promptly with the Purchaser to permit such examination and copying of such books and records before such transfer or other disposition is completed.
          (d) After the Closing, each party to this Agreement and its Affiliates shall use reasonable efforts to provide assistance to the other parties with respect to the Bankruptcy Case and any Claims related to the Business and to make available to the other, upon written request (i) such employees who have expertise or knowledge with respect to the Business or matters involved in any such Claims, for the purpose of consultation and/or as a witness; and (ii) its directors, officers, other employees and agents, as witnesses, in each case to the extent that the requesting party believes any such Person may reasonably be useful or required in connection with the Bankruptcy Case or any such Claim in which the requesting party may from time to time be involved. The employing party agrees that such Person shall be made available to the requesting party upon reasonable notice. The requesting party agrees to cooperate with the employing party in giving consideration to business demands of such Persons and the employing party shall not be obligated to comply with this Section 5.4(d) to the extent it unreasonably interferes with the operation of its business. The obligation of the party or Affiliate thereof that is the subject of any such request to provide the requested employees or services shall be conditioned on the requesting party reimbursing the party or Affiliate that is the subject of such request for (i) reasonable compensation costs of employees who provide such consultation, witness testimony or other services, (ii) travel costs of such employees incurred in connection with providing such services, (iii) reasonable costs of document retrieval, review and/or delivery incurred in providing the requested services, and (iv) any other reasonable costs incurred in providing such requested services.

          (e) After the Closing, to the extent requested by the Purchaser, the Sellers shall cooperate reasonably with the Purchaser or any of its Affiliates in connection with any Claim by the Purchaser against or otherwise involving any third party to enforce the Purchaser’s rights in and to the Transferred Assets and its other rights under this Agreement, which cooperation shall include supporting any Purchaser application to the Bankruptcy Court to re-open the Bankruptcy Case in order to permit the Bankruptcy Court to have jurisdiction over such Claim. Without limiting the foregoing, the Purchaser shall have the right (but not the obligation) to have any Claim made by or against or otherwise involving the Purchaser related to any Warranty Liability purported assumed by the Purchaser pursuant to Section 1.3(c) to be adjudicated before the Bankruptcy Court, notwithstanding any venue or other dispute resolution provision to the contrary in the applicable warranty documents.
          5.5 Regulatory and Other Authorizations; Consents.
          (a) Each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain any consents, approvals or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any applicable Law.
          (b) The parties hereto shall work closely and cooperatively and consult with each other in connection with the making of all such filings and notices, including by providing copies of all such documents to the non-filing party and its advisors a reasonable period of time prior to filing or the giving of notice. Each party hereto shall pay for its own filing fees and other charges arising out of the actions taken under this Section 5.5.
          5.6 Further Action; Additional Assignments of Transferred Intellectual Property. Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and give effect to the transactions contemplated hereby. From time to time after the Closing, the Sellers shall, at the Purchaser’s expense, execute all documents prepared by the Purchaser (and reviewed and approved by ParentCo, such approval not to be unreasonably withheld, conditioned or delayed) and take all actions reasonably necessary to further the sale and assignment of the Transferred IP to the Purchaser hereunder.
          5.7 Assignment of Internet Domain Names. After the date hereof and for a period of thirty (30) days after the Closing Date, the Sellers shall grant to the Purchaser access to the Sellers’ administrative contact for the Sellers’ Internet domain names and make such Person available to the Purchaser and its Representatives to effectuate the transfer to the Purchaser of the Internet domain names included in the Transferred Assets.

          5.8 Bankruptcy Court Approval.
          (a) Prior to the execution of this Agreement, the Bankruptcy Court entered an order regarding the transactions contemplated by this Agreement, establishing notice and service requirements to creditors and parties in interest with respect thereto, approving the Break-Up Fee and the Expense Reimbursement, and approving the bidding procedures related thereto (the “Bidding Procedures”) (such order being referred to herein as the “Bidding Procedures Order”), The Bidding Procedures Order is attached as Exhibit F hereto.
          (b) On or before the fifth (5th) Business Day after the execution of this Agreement, the Sellers shall file (or shall have filed) a motion or motions with the Bankruptcy Court seeking entry of an order of the Bankruptcy Court approving the sale of the Transferred Assets pursuant to this Agreement (the “Sale Approval Order”). The Sale Approval Order shall be substantially in the form of Exhibit G hereto (with such changes thereto as the Sellers and the Purchaser shall mutually approve, which approval shall not be unreasonably withheld, conditioned or delayed).
          5.9 Books and Records. If, in order to properly prepare documents required to be filed with Governmental Bodies or its financial statements, it is necessary that any party hereto or any successors thereto be furnished with additional information relating to the Business, the Transferred Assets or the Assumed Liabilities, and such information is in the possession of any other party hereto or any successor thereto or any of their respective Affiliates, such party agrees to use commercially reasonable efforts to furnish or cause to be furnished such information to such other party, at the reasonable cost and expense of the party being furnished such information.
          5.10 Tax Matters.
          (a) Sales, Use and Other Transfer Taxes. The Purchaser shall provide the Sellers with resale exemption certificates as are appropriate and available to the Purchaser under applicable Law. Any sales, use, purchase, transfer, deed, stamp, documentary stamp, use or other similar Taxes and recording charges due and which may be payable by reason of the sale of the Transferred Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein shall be borne and timely paid fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser. The Sellers shall be responsible for all income, profit and similar Taxes incurred or imposed with respect to the sale of the Transferred Assets by the Sellers. The parties hereto agree to cooperate in the filing of all necessary documentation and all Tax Returns with respect to all such Taxes, including any available pre-sale filing procedure.
          (b) Cooperation. The parties hereto shall cooperate reasonably with each other and with each other’s respective Representatives, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Transferred Assets and the Assumed Liabilities that include whole or partial taxable periods, activities, operations or events on or prior to the Closing Date, which cooperation shall include making available employees, if any, for the purpose of providing testimony and advice, or original documents, or either of them, provided that such cooperation shall be conditioned on the party requesting such cooperation reimbursing the cooperating party or its Affiliate for (i) reasonable compensation costs of employees who provide such cooperation, (ii) travel costs of such employees incurred in connection with providing such cooperation, (iii) reasonable costs of document retrieval, review and/or delivery incurred in providing such cooperation, and (iv) any other reasonable costs incurred in providing such cooperation.
          5.11 Notification of Certain Matters. Until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 6 or 7 of this Agreement becoming incapable of being satisfied. In furtherance of the foregoing, ParentCo (on behalf of the Sellers) shall give prompt notice to the Purchaser of (i) the occurrence or nonoccurrence of any event that would cause either (A) any representation or warranty of the Sellers contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof, or (B) directly or indirectly, any material adverse effect on the Business, (ii) any material failure of the Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder, or (iii) the termination of employment of any senior manager or the termination of employment or furlough of any material number of employees, in each case, to the extent exclusively related to the Business. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.11 shall not (x) be deemed to amend or supplement any Schedule to this Agreement, (y) be deemed to cure any breach of any representation, warranty covenant or agreement or to satisfy any condition, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          5.12 Knowledge of Breach. If prior to the Closing the Purchaser shall have reason to believe that any breach of a representation or warranty of the Sellers has occurred (other than through notice from ParentCo), the Purchaser shall promptly so notify ParentCo, in reasonable detail. Nothing in this Agreement, including this Section 5.12, shall imply that the Sellers are making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.
          5.13 Employment Arrangements.
          (a) Future Employment. On the Closing Date, the Purchaser may offer employment to those of the Sellers’ current employees who are employed exclusively in the conduct of the Business. All such offers of employment shall be subject to such compensation and other terms of employment as the Purchaser shall determine in its sole discretion. Each such employee who accepts the Purchaser’s offer of employment and is hired by the Purchaser is referred to herein as a “Transferred Employee”. On the Closing Date, the applicable Sellers shall terminate the employment of each Transferred Employee and the Purchaser shall commence its employment of such Transferred Employee. If the Purchaser does not wish to offer employment to any employee of a Seller or if the Purchaser offers such employment but any employee of a Seller refuses to be employed by the Purchaser, the applicable Seller may elect to retain or terminate such employee, but such

Seller shall be solely liable for all costs of any retention or termination of such employee’s employment.
          (b) No Right to Employment. Notwithstanding Section 5.13(a), nothing herein expressed or implied shall confer upon any of the employees of any Seller or any Transferred Employees any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
          (c) No Obligation. Neither the Purchaser nor any of its Affiliates shall have any Liability whatsoever for (i) any compensation or other obligations purported to be owing to any Transferred Employee by any Seller, including any severance, separation pay, change of control payments or benefits, retention payments or any other payments or benefits arising in connection with the termination of such employee’s employment by any Seller before, on or after the Closing Date, or (ii) any Claim under the Worker Adjustment and Retraining Notification Act (Warn Act) by any past or present employee of any Seller or Affiliate thereof (whether or not a Transferred Employee) in connection with Seller’s conduct of the Business or any other business, including any plant closing or mass layoff related to the Business or any such other business.
          (d) Sellers’ Cooperation in Review and Hiring of Employees. Subject to applicable Law and prior approval and arrangements in advance by and through one or more executive officers of ParentCo, not to be unreasonably withheld or delayed, the Sellers shall cooperate with the Purchaser and shall permit the Purchaser a reasonable period during normal business hours prior to the Closing Date, (i) to meet with employees of the Sellers (including managers and supervisors) engaged exclusively in the conduct of the Business at such times as the Purchaser shall reasonably request, (ii) to speak with such employees’ managers and supervisors (in each case with appropriate authorizations and releases from such employees) who are being considered for employment by the Purchaser, (iii) to distribute to such employees such forms and other documents relating to potential employment by the Purchaser after the Closing; and (iv) subject to any restrictions imposed under applicable Law, to permit the Purchaser, upon request, to review personnel files and other relevant employment information regarding such employees.
          (e) Post-Closing Cooperation. Following the Closing, the Sellers and the Purchaser shall cooperate reasonably with each other to provide an orderly administrative transition to the Purchaser of the Transferred Employees, including (i) the provision by the Sellers to the Purchaser of all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to each Transferred Employee, and (ii) the Sellers’ causing their benefit providers to assist in the conversion and rollover of employee benefits for Transferred Employees to the Purchaser’s applicable benefit plans, including medical, dental, short-term disability, long-term disability, life insurance and 401(k) plans. ParentCo shall provide Purchaser with Certificates of Credible Coverage for all health plan participants within thirty (30) days following the Closing Date. The Sellers and the Purchaser agree to utilize the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting, such that the Sellers shall be responsible for all reporting of wages and other compensation paid by it to Transferred Employees before the Closing Date (including furnishing and filing of Forms W-2 and W-3).

          (f) Sellers to Retain COBRA Liability. Following the Closing, the Sellers shall retain all Liability to provide health care continuation coverage under Section 4980B of the Code and Section 601 of ERISA for all M&A Qualified Beneficiaries (as that term is defined in Treasury Regulations Section 54.4980B-9, Q&A-4) so that neither the Purchaser nor any of its Affiliates is required by applicable Law to provide COBRA continuation coverage to any of such M&A Qualified Beneficiaries.
          5.14 Insurance. Between the date hereof and the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 8.1, the Sellers shall, at their cost, keep in effect and in good standing all policies of insurance maintained by any of them to insure the Business and the Transferred Assets (collectively, the “Sellers’ Insurance Policies”). To the extent that any Sellers’ Insurance Policy insures against any loss, Liability, Claim, damage or expense resulting from, arising out of, based on or relating to occurrences arising on or after the date hereof and prior to the Closing with respect to the Business or the Transferred Assets and permit claims to be made thereunder with respect to such losses, Liabilities, claims, damages or expenses after the Closing, the Sellers shall use their commercially reasonable efforts to obtain an insurance certificate naming the Purchaser as an additional insured under the Sellers’ Insurance Policies.
          5.15 Licensed Computer Software; Consents. Prior to and (if necessary) following the Closing, to the extent requested by the Purchaser, the Sellers shall cooperate reasonably and in good faith to assist the Purchaser with obtaining any required third-party consent, waiver or approval for the Sellers’ assignment and transfer to the Purchaser of the licensed Computer Software to be included in the Transferred Assets, provided that no Seller shall be required to pay any transfer fee or similar payment to obtain any such consent, waiver or approval. If any such consent, approval or waiver which is required in order to assign any licensed Computer Software to be included in the Transferred Assets is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of any Seller to convey its interest in question to the Purchaser, the Sellers will cooperate with the Purchaser in good faith and in a reasonable manner in any lawful arrangement to provide that the Purchaser shall receive the interests of any Seller in the benefits of such licensed Computer Software; provided, however, that if such consent, waiver or approval is not obtained before the Closing Date, it shall not be an impediment or condition to any party’s obligation to consummate the Closing under this Agreement. For the avoidance of doubt, Purchaser shall be solely responsible for obtaining any approvals, waivers or consents (and paying any fees or costs) related to the assignment to (or permitted use by) Purchaser of any licensed Computer Software to be included in the Transferred Assets.
          5.16 IT System Configuration. Within five (5) Business Days after ParentCo (or its successor or assignee) ceases providing information technology services to Purchaser pursuant to the Transition Services Agreement, Purchaser shall provide representatives of ParentCo (or its successor or assignee) with reasonable access (with the supervision of Purchaser’s information technology personnel) during normal business hours to any Owned Real Property-based network equipment listed or described on Schedule 1.1(i) to remove or erase any custom or proprietary network configuration information; provided, that ParentCo shall be responsible for any damage or disruption to the Purchaser’s operations directly caused by such removal or erasing.

          5.17 Co-Existence Agreement. Both prior to and following the Closing, (i) ParentCo shall comply in all respects with its covenants and obligations under the Co-Existence and Limited License Agreement dated as of July 17, 2009 between ParentCo and Fleetwood RV, Inc., as may be amended (the “Co-Existence Agreement”), except to the extent such covenants and obligations are assumed by the Purchaser at the Closing, and (ii) ParentCo shall not effectuate or otherwise agree to any amendment to the Co-Existence Agreement without the Purchaser’s prior written consent (which may be given or withheld in the Purchaser’s sole discretion).
6. Conditions Precedent to the Obligation of the Purchaser to Close. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by the Purchaser:
          6.1 Representations and Warranties; Covenants. The representations and warranties of the Sellers contained in this Agreement that are qualified by materiality shall be true and correct and the representations and warranties of the Sellers contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made on the Closing Date, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date, to the extent required above), except where such failure to be true and correct has been or will be cured, remedied or otherwise accounted for pursuant to the Sale Approval Order. The covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects. At Closing, the Purchaser shall have received a certificate of the Sellers (the “Sellers’ Certificate”) with respect to such truth and correctness of the Sellers’ representations and warranties and such compliance by the Sellers with their covenants and agreements hereunder signed by a duly authorized officer thereof.
          6.2 No Intervening Law. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which is not satisfied or resolved or preempted by the Sale Approval Order.
          6.3 Bankruptcy Filing. The Bankruptcy Case shall not have been dismissed or converted to a proceeding under chapter 7 of the Bankruptcy Code and no trustee or examiner shall have been appointed.
          6.4 Closing Documents. The Seller shall have delivered to the Purchaser on the Closing Date the documents required to be delivered pursuant to Sections 1.8 and 2.3.
          6.5 No Purchaser Objection to Initial Net Working Capital Adjustment. If the Purchaser shall have timely delivered to ParentCo a good faith objection to the Initial Net Working Capital Adjustment, as contemplated in Section 1.11(a), such objection shall have been resolved or waived by the Purchaser in writing.

          6.6 No Material Adverse Effect. No event, occurrence, fact, condition, change, development or circumstance shall have arisen or occurred since the date of this Agreement which has had or could reasonably be expected to have a Material Adverse Effect.
7. Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by ParentCo (on behalf of the Sellers):
          7.1 Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Purchaser contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date with the same effect as though made on the Closing Date, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date, to the extent required above), except where such failure to be true and correct has been or will be cured, remedied or otherwise accounted for pursuant to the Sale Approval Order. The covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects. At Closing, ParentCo shall have received a certificate of the Purchaser (the “Purchaser’s Certificate”) with respect to such truth and correctness of the Purchaser’s representations and warranties and such compliance by the Purchaser with its covenants and agreements hereunder signed by a duly authorized officer thereof.
          7.2 No Intervening Law. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which is not satisfied or resolved or preempted by the Sale Approval Order.
          7.3 Sale Approval Order. The Bankruptcy Court shall have entered the Sale Approval Order, and the Sale Approval Order shall have become a Final Order.
          7.4 Closing Documents. The Purchaser shall have delivered to ParentCo on the Closing Date the documents and payments required to be delivered by it pursuant to Sections 1.9 and 2.4.
8. Termination of Agreement.
          8.1 Termination Prior to Closing. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing, upon notice by the terminating party to the other party as follows:

          (a) by the mutual written consent of ParentCo (on behalf of the Sellers) and the Purchaser;
          (b) by either ParentCo (on behalf of the Sellers) or the Purchaser if the Closing shall not have occurred prior to the date that is one hundred eighty (180) days after the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
          (c) (i) by ParentCo (on behalf of the Sellers), if the Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7, (B) cannot be or has not been cured within ten (10) Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by ParentCo (on behalf of the Sellers); or (ii) by the Purchaser, if any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (X) would give rise to the failure of a condition set forth in Section 6, (Y) cannot be or has not been cured within ten (10) Business Days following delivery of written notice of such breach or failure to perform, and (Z) has not been waived by the Purchaser.
          (d) (i) by ParentCo (on behalf of the Sellers), if any of the conditions set forth in Section 7 shall have become incapable of fulfillment prior to the Termination Date, or (ii) by the Purchaser, if any of the conditions set forth in Section 6 shall have become incapable of fulfillment prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to the Termination Date.
          (e) by either ParentCo (on behalf of the Sellers) or the Purchaser, if the Bankruptcy Court approves a sale, transfer or other disposition by the Sellers of all or substantially all of the Transferred Assets of the Seller relating to the Business to a Person (or group of Persons) other than the Purchaser (a “Competing Transaction”); or
          (f) by the Purchaser (provided that the Purchaser is not then in material breach of any provision of this Agreement), if any of the following shall occur:
          (i) the Bankruptcy Case is dismissed or converted to one or more proceedings under chapter 7 of the Bankruptcy Code, a trustee or examiner is appointed for the Seller, or the automatic stay under section 362 of the Bankruptcy Code is lifted as to any material Transferred Asset; or
          (ii) the Sale Approval Order has not been entered by the Bankruptcy Court within ninety (90) days after the date hereof; provided, however, that the Purchaser shall not be entitled to exercise its rights under this clause (ii) later than five (5) Business

Days after such ninety (90)-day period has expired or if the Sale Approval Order has been entered by the Bankruptcy Court prior to the Purchaser exercising such rights.
          8.2 Refund of Deposit. If, prior to the Closing, this Agreement is terminated for any reason other than by ParentCo pursuant to Section 8.1(c) or pursuant to Section 8.1(d) based on the Purchaser’s breach or failure to perform in respect of any of its representations, warranties or covenants contained in this Agreement, the Deposit and all interest or other income accrued thereon in the Deposit Escrow Account shall forthwith be paid by ParentCo to the Purchaser. If, prior to the Closing, this Agreement is terminated by ParentCo pursuant to Section 8.1(c) or pursuant to Section 8.1(d) based on the Purchaser’s breach or failure to perform in respect of any of its representations, warranties or covenants contained in this Agreement, the Sellers shall be entitled to retain the Deposit as liquidated damages, as their sole and exclusive remedy for the breach by the Purchaser giving rise to such termination. Except with respect to the foregoing rights of the Sellers and the Sellers’ rights under Section 8.4, the Sellers shall have no set-off or other rights with respect to the Deposit or any interest or other income accrued thereon.
          8.3 Break-up Fee; Expense Reimbursement.
          (a) In the event that this Agreement is terminated under Section 8.1(e), and provided that (i) the Purchaser is not in material breach of any provision of this Agreement prior to such termination and (ii) a Competing Transaction has been consummated, the Seller shall pay to the Purchaser, in cash, the sum of $450,000.00 (the “Break-Up Fee”) not later than ten (10) Business Days after the consummation of the Competing Transaction.
          (b) In the event that this Agreement is terminated under Section 8.1(e), and provided that (i) the Purchaser is not in material breach of any provision of this Agreement prior to such termination and (ii) a Competing Transaction has been consummated, the Seller shall reimburse the Purchaser for reasonable, documented out-of-pocket expenses actually incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby, the amount of which shall not in the aggregate exceed $400,000 (the “Expense Reimbursement”), not later than ten (10) Business Days after the consummation of the Competing Transaction.
          (c) In the event that this Agreement is terminated under Section 8.1(e), the Break-Up Fee, the Expense Reimbursement and the refund of the Deposit (as contemplated in Section 8.2) shall be the Purchaser’s sole and exclusive remedy against the Seller (and such remedies shall be available only if in accordance with this Section 8.3 and the Bidding Procedures Order), in full satisfaction of all of the Sellers’ obligations hereunder. For the avoidance of doubt, in the event of a breach or violation of any representation and warranty or covenant or agreement of any Seller under this Agreement, Purchaser’s sole and exclusive remedy against the Sellers or any Seller (whether in contract or tort, under statute, rule, Law or otherwise) shall be to terminate this Agreement (only if such termination is in accordance with Section 8.1) and receive the Break-Up Fee and Expense Reimbursement (only if in accordance with this Section 8.3 and the Bidding Procedures Order) and the refund of the Deposit (as contemplated in Section 8.2).

          8.4 Purchaser Payment for Delay in Closing. If, despite the satisfaction or waiver of the Closing conditions set forth in Sections 6 and 7, within three (3) Business Days after the date of entry of the Sale Approval Order as final and non-appealable, (i) the Sellers are ready, willing and able to consummate the Closing, (ii) the Purchaser is unable or unwilling to consummate the Closing, and (iii) such unwillingness or inability on the Purchaser’s party to consummate the Closing is not based on the Sellers’ breach of this Agreement or any other event or circumstance beyond the Purchaser’s reasonable control, the Purchaser shall reimburse the Sellers for any net cash disbursements made by any of them on account of the Transferred Assets between the Target Closing Date and the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 8.1, up to a maximum of $100,000 in the aggregate; which reimbursement shall constitute the Sellers’ sole and exclusive remedy for such delay if the Closing occurs. If the Closing occurs after such payment is made, the Purchaser shall not receive credit for such payment against the Purchase Price. If the Closing does not occur and this Agreement is terminated pursuant to Section 8.1, the Sellers shall be entitled to retain such payment.
          8.5 Survival After Termination. If this Agreement is terminated pursuant to Section 8.1 and the transactions contemplated hereby are not consummated, or if the Bankruptcy Court does not approve this Agreement or the transactions contemplated hereby, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the non-satisfaction of the conditions set forth in Sections 6 and 7 resulting from fraud or intentional misconduct of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 5.2 (Confidentiality), 5.3 (Expenses), 8.2, 8.3, this Section 8.5 and Section 9 (Miscellaneous) shall survive any termination of this Agreement.
9. Miscellaneous.
          9.1 Certain Definitions.
          (a) As used in this Agreement, the following terms have the following meanings:
          “Accounts Receivable” means all trade and other accounts receivable and other rights to payment from past or present customers and other account debtors of any Seller arising in connection with the conduct of the Business, and the full benefit of all security for such accounts or rights to payment, including all trade, vendor and other accounts receivable representing amounts receivable in respect of goods sold or services rendered to customers of the Business or in respect of amounts refundable or otherwise due to any Seller from vendors, suppliers or other Persons in connection with the Business.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

          “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto to be executed by the Purchaser and the applicable Sellers on the Closing Date.
          “Assignment of Intangible Property” means the Assignment of Intangible Property substantially in the form of Exhibit C hereto to be executed by the applicable Sellers on the Closing Date.
          “Benefits Plans” means all employee benefit plans as defined in section 3(3) of ERISA and all compensation, pay, severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind and all other employee benefit plans, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA) and any trust, escrow or similar agreement related thereto, whether or not funded, and, in each case, whether related to employees, directors, consultants or independent contractors of any Seller or Affiliate thereof or the Business.
          “Bill of Sale” means Bills of Sale substantially in the form of Exhibit A hereto to be executed by the applicable Sellers on the Closing Date.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which banks located in California or Arizona are authorized or obligated to close.
          “Claim” means a suit, claim, action, proceeding, inquiry, investigation, litigation, legal proceeding, demand, charge, complaint, arbitration, indictment, information, or grand jury subpoena, whether civil, criminal, administrative, judicial or investigative and whether public or private, in each case, filed with, made by or conducted or heard before a Governmental Body.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Co-Existence Assignment and Assumption Agreement” means the Co-Existence Assignment and Assumption Agreement substantially in the form of Exhibit E hereto to be executed by the applicable Sellers on the Closing Date.
          “Computer Software” means all computer software (including source code, executable code, data, databases and documentation) owned by or licensed to any Sellers which is used in or necessary for the conduct of the Business.
          “Confidential Information” means all information regarding a party’s business or affairs, including business concepts, processes, methods, trade secrets, systems, know-how, devices, formulas, product specifications, marketing methods, prices, customer lists, supplier lists, methods of operation or other information, whether in oral, written or electronic form, that is either: (i) designated in writing (including by electronic mail) as confidential; (ii) is of a nature such that a reasonable Person would know that it is confidential; or (iii) is disclosed under circumstances such that a reasonable Person would know it is confidential. Notwithstanding the foregoing, the following information shall not be considered Confidential Information: (A) information that is or becomes publicly available through no fault of the party obligated to keep it confidential (or such party’s Affiliates or Representatives); (B) information with regard to the other party that was rightfully known by a party prior to commencement of discussions regarding the subject matter of this Agreement, as evidenced by documentation; (C) information that was independently developed by a party without use of the Confidential Information, as evidenced by documentation; and (D) information rightfully disclosed to a party by a third party without continuing restrictions on its use or disclosure.
          “Contract” means any written or oral agreement, arrangement, understanding, lease or instrument or other contractual or similar arrangement or commitment, but excluding Purchase Orders.
          “Effective Time” means 11:59 p.m. on the day immediately preceding the Closing Date.
          “Encumbrances” means all Liens, claims, conditional sales agreements, rights of first refusal or options.
          “Environmental, Health and Safety Liabilities” means any and all Claims, costs, damages, expenses, Liabilities and/or other responsibility or potential responsibility arising from or under any Environmental Law or Occupational Safety and Health Law (including compliance therewith).
          “Environmental Laws” means any Laws of any Governmental Body in effect as of the date hereof relating to pollution or protection of the environment.
          “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.
          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of section 4001(b)(1) of ERISA with such Person, or (ii) which together with such Person is treated as a single employer under sections 414(b), (c), (m), (n) or (o) of the Code.
          “Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction as to which: (i) no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed; (ii) the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) if an appeal has been timely filed no stay pending an appeal is in effect and the time for requesting a stay pending appeal shall have expired; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within ten (10) days of the entry of the order at issue.

          “Governmental Body” means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity.
          “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Material in, on, under, about or from any Owned Real Property, whether or not in connection with the conduct of the Business, except to the extent in material compliance with applicable Environmental Law.
          “Hazardous Material” means any substance, material or waste which is regulated by any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum product, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
          “Insider” means any executive officer, director, governing body member, majority equity holder, partner in a partnership or Affiliate, as applicable, of any Seller or any predecessor or Affiliate of any Seller or any individual related by marriage or adoption to any such individual.
          “Inventory” means all inventory of the Seller, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items related to, used or held for use in connection with the Business.
          “Intellectual Property” means all of the following in any jurisdiction throughout the world (i) trade names, trademarks and service marks, service names, brand names, logos, Internet domain names, trade dress and similar rights, logos, slogans, and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), and general intangibles of a like nature, together with all goodwill associated with each of the foregoing and all registrations and applications to register any of the foregoing (“Marks”); (ii) patents, patent applications and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, reissues, extensions and reexaminations thereof (“Patents”); (iii) copyrights (whether registered or unregistered) and applications for registration and copyrightable works (“Copyrights”); (iv) confidential and proprietary information, including trade secrets and know-how (including ideas, research and development, engineering designs and related approvals of Governmental Bodies, self-regulatory organizations, and trade associations, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications; and (vi) all licenses and sublicenses held by any Seller as licensee pertaining to intellectual property of any other Person; and for the avoidance of doubt, “Intellectual Property” shall exclude Computer Software.
          “IRS” means the United States Internal Revenue Service.

          “IT Systems” means the hardware (excluding any Computer Software) components of the computer and accounting systems, networks and interfaces owned or leased by Sellers and used in or necessary for the conduct of the Business.
          “Knowledge of the Sellers” means the actual knowledge of any of Elden L. Smith, Andrew Griffiths, Leonard J. McGill, Todd Uhlick or Charles Lott, after reasonable investigation or inquiry with their direct reports or other members of management who ought reasonably know the subject matter of the statement or fact to which such terms is being applied.
          “Law” means any federal, state or local statute, law, rule, regulation, order, writ, ordinance, judgment, governmental directive, injunction, decree or other requirement of any Governmental Body.
          “Liabilities” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute or contingent, liquidated or unliquidated, choate or inchoate, matured or unmatured, disputed or undisputed, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise. Without limiting the foregoing, the term “Liabilities” includes and refers to all liabilities and obligations for or with respect to Taxes, including liabilities for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any applicable Law), as a transferee or successor, by contract, or otherwise.
          “Lien” means any security interest, mortgage, pledge, lien, encumbrance, charge or claim (as defined in section 101(5) of the Bankruptcy Code).
          “Material Adverse Effect” means any circumstance, occurrence, event or change that has or could be reasonably expected to have a material adverse effect on (a) the Transferred Assets, the Assumed Liabilities or the Business, in each case taken as a whole, or (b) the ability of the Sellers to timely satisfy and perform their obligations under this Agreement and consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (i) general economic or business conditions or changes therein, including changes in interest or currency rates, or acts of war, civil unrest or terrorism; (ii) any change in Law; (iii) any occurrence or condition generally affecting the industry in which the Business operates, including any change in such conditions; (iv) any occurrence or condition arising out of the announcement of the transactions described in this Agreement or the performance of the transactions contemplated hereby (including any occurrence or condition arising out of the identity of or facts relating to the Purchaser); and (v) any effect or result of a breach of this Agreement by the Purchaser.
          “Net Working Capital” means, as of the Effective Time, the amount by which the sum of the current assets of the Sellers included in the Transferred Assets exceeds the sum of the current liabilities of the Sellers included in the Assumed Liabilities, in each case as the terms “current assets” and “current liabilities” are used and calculated in accordance with GAAP, subject to any specified valuation provisions or other exceptions set forth in this Agreement. Net Working Capital may be a negative amount.
          “Occupational Safety and Health Law” means any applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
          “Ordinary Course of Business” means the operation of the Business by the Sellers in the usual and ordinary course in a manner substantially similar to the manner in which the Sellers operated after the commencement of the Bankruptcy Case and as permitted under the Bankruptcy Code and by the Bankruptcy Court.
          “Permitted Encumbrance” means: (i) Liens for Taxes and assessments not yet payable; (ii) Liens that will be released at or prior to the Closing; and (iii) (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, all as reflected in the official records of the jurisdictions where any real property is located, (B) conditions, covenants or other restrictions reflected in the official records of the jurisdictions where any real property is located, and (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any real property, all as reflected in the official records of the jurisdictions where any real property is located; in each case with respect to clauses (i) through (iii) above, individually or in the aggregate, that do not or would not reasonably be expected to materially and adversely affect the current use or value of the property subject thereto or the operations of the Business as it is currently conducted by the Sellers.
          “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Pre-Closing Claims” means (i) Claims asserted by or against a Seller prior to the Closing Date, and (ii) counterclaims with respect to a Claim asserted by or against a Seller prior to the Closing Date.
          “Purchase Order” means (i) any open purchase order (or equivalent document) received and accepted by any Seller from any customer of the Business in the Ordinary Course of Business for the production and sale of any finished goods Inventory capable of being produced at an Owned Real Property (based on its current configuration), whether or not such purchase order or equivalent document was originally intended for fulfillment at an Owned Real Property, or (ii) any open purchase order (or equivalent document) delivered by any Seller to any third party vendor or supplier for the purchase by such Seller from such vendor or supplier in the Ordinary Course of Business of raw materials, supplies or other similar Inventory intended for use in the production of finished goods Inventory from any Owned Real Property or for any other conduct of operations at any Owned Real Property.
          “Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.
          “Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.
          “Tax Returns” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.
          “Title Company” means First American Title Company, or such alternate title company as ParentCo and the Purchaser shall agree.
          “Warranty Liabilities” means Liabilities arising under express written warranties issued by any Seller (including Liabilities resulting from any failure by Purchaser to honor or perform such express written warranties in accordance with their terms) in connection with the sale of a Sellers’ products produced in the ordinary course of business at any of the Seller Plants, the terms of which warranties are set forth in Exhibit H attached hereto. Warranty Liabilities shall not include any Liability arising under any other purported warranty obligation, including implied warranties (such as, but not limited to, implied warranties of merchantability or fitness for particular purpose).
          (b) The following capitalized terms are defined in the following Sections of this Agreement:

Definition	Location
Adjustment Escrow Account	1.6(a)
Agreement	Preamble
Allocation	1.14
Assumed Contracts	1.1(a)
Assumed Liabilities	1.3
Bankruptcy Case	Recitals

Definition	Location
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Base Price	1.6
Bidding Procedures	5.8(a)
Bidding Procedures Order	5.8(a)
Books and Records	1.1(h)
Break-Up Fee	8.3(a)
Business	Recitals
Closing	1.7
Closing Apportionments	2.10
Closing Date	1.7
Closing Payment	1.6
Closing Statements	2.3(a)
Co-Existence Agreement	5.17
Competing Transaction	8.1(e)
Cure Costs	1.3(d)
Deeds	2.3(b)
Deposit	1.5
Deposit Escrow Account	1.5
Disclosure Schedules	3
Equipment	1.1(d)
Excluded Assets	1.2
Excluded IP	1.2(e)
Excluded Liabilities	1.4
Expense Reimbursement	8.3(b)
Final Net Working Capital Adjustment	1.11(d), 1.11(a)
Inventory	1.1(f)
Objection Notice	1.11(b)
Owned Real Property	3.7(a)
ParentCo	Preamble
Permits	3.5
Permitted Disclosures	5.2(a)
Petition Date	Recitals
Post-Closing Net Working Capital Adjustment	1.11(b)
Purchase Price	1.6
Purchaser	Preamble
Purchaser’s Certificate	7.1
Real Property Escrow	2.1
Sale Approval Order	5.8(b)
Seller Plants	1.3(c)
Sellers	Preamble
Sellers’ Certificate	6.1
Sellers’ Insurance Policies	5.14
Survey	2.6
Surveys	2.6

Definition	Location
Tangible Personal Property	1.1(e)
Termination Date	8.1(b)
Title Commitment	2.6
Title Commitments	2.6
Title Policies	2.7
Transferred Assets	1.1
Transferred Employee	5.13(a)
Transferred IP	1.1(c)
Transferred Permits	1.1(g)
          9.2 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
          (a) The parties hereto irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).
          (b) Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
          (c) If any Claim is brought by any party hereto to enforce its rights or another party’s obligations under this Agreement or any other agreement, document or instrument to be delivered by such party at the Closing, the substantially prevailing party in such Claim shall be entitled to recover its reasonable attorneys’ fees and expenses and other costs incurred in such Claim, in addition to any other relief to which it may be entitled.
          (D) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
          9.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) on the day of delivery if delivered in person, (ii) on the day of delivery if delivered by facsimile upon confirmation of receipt (provided that if delivery is completed after the close of business, then the next Business Day), (iii) on the first (1st) Business Day following the date of dispatch if delivered using a next-day service by a nationally recognized express courier service, or (iv) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 9.3 by the party to receive such notice:
(a) if to the Purchaser, to:
FH Holding, Inc.
c/o Cavco Industries, Inc.
1001 North Central Avenue, Suite 800
Phoenix, Arizona 85004-1935
Attention: James P. Glew, General Counsel
Facsimile: (602) 256-6189
with a copy (which shall not constitute notice to the Purchaser) to:
Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004
Attention: Garth D. Stevens
Facsimile: (602) 382-6070
(b) if to any of the Sellers, to:
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, CA 92503
Attention: General Counsel
Facsimile: (951) 997-2097
with a copy (which shall not constitute notice to the Sellers) to
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive
Irvine, California 92612
Attention: Craig Millet, Esq.
Facsimile: (949) 475-4651
          9.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and any other ancillary agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.
          9.5 Non- survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the Sellers and the Purchaser contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided, that this Section shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.

          9.6 Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by Purchaser and ParentCo (on behalf of the Sellers).
          9.7 Waiver. Each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the other party contained herein, or (d) waive satisfaction of any condition to its obligations hereunder. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive.
          9.8 Governing Law. This Agreement and all Claims with respect thereto shall be governed by and construed in accordance with the federal bankruptcy law, to the extent applicable, and, where state law is implicated, the laws of the State of California without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.
          9.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other party, except that Sellers may assign this agreement, in whole or in part, without the consent of Purchaser to a successor or successors under a plan or plans of reorganization confirmed by the Bankruptcy Court.
          9.10 Interpretation; Headings. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” All references herein to Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement. Dates and times set forth in this Agreement for the performance of the parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day following such date.
          9.11 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.
          9.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.
          9.13 No Third Party Beneficiaries. Except as otherwise set forth in this Agreement, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS: Fleetwood Enterprises, Inc.
By:	/s/ Elden L. Smith
	Name:	Elden L. Smith
	Title:	President & CEO

Fleetwood Homes of Virginia, Inc.
By:	/s/ Elden L. Smith
	Name:	Elden L. Smith
	Title:	President & CEO

Fleetwood Homes of Georgia, Inc.
By:	/s/ Elden L. Smith
	Name:	Elden L. Smith
	Title:	President & CEO

Fleetwood Homes of Idaho, Inc.
By:	/s/ Elden L. Smith
	Name:	Elden L. Smith
	Title:	President & CEO

Fleetwood Homes of Oregon, Inc.
By:	/s/ Elden L. Smith
	Name:	Elden L. Smith
	Title:	President & CEO

Fleetwood Homes of Tennessee, Inc.
By:	/s/ Elden L. Smith
	Name:	Elden L. Smith
	Title:	President & CEO

Signature Page
to
Asset Purchase Agreement

Fleetwood Homes of Texas, L.P.
By:	Fleetwood General Partner of Texas, Inc.,
its General Partner

By:	/s/ Elden L. Smith
	Name:	Elden L. Smith
	Title:	President & CEO

Fleetwood Homes of California, Inc.
By:	/s/ Elden L. Smith
	Name:	Elden L. Smith
	Title:	President & CEO

PURCHASER: FH Holding, Inc.
By:	/s/ Joseph H. Stegmayer
	Name:	Joseph H. Stegmayer
	Title:	President

Signature Page
to
Asset Purchase Agreement